UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to § 240.14a-12

El Pollo Loco Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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EL POLLO LOCO HOLDINGS, INC.

3535 Harbor Boulevard, Suite 100

Costa Mesa, CA 92626

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2021

Dear Stockholders of El Pollo Loco Holdings, Inc.:

The 2021 annual meeting of stockholders of El Pollo Loco Holdings, Inc. (“we,” “us,” “our,” and the “Company”), will be held virtually via audio webcast at www.virtualshareholdermeeting.com/LOCO2021 on Tuesday, June 8, 2021, at 1:00 p.m. Pacific Time to consider and vote on the following proposals:

1.	Election of the three director nominees named in the accompanying proxy statement as Class I directors to serve until the 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified;
2.	Ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2021;
3.	Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers;
4.	Approval of our Equity Incentive Plan, as amended (formerly known as the 2018 Omnibus-Equity Incentive Plan), including an amendment to increase the number of shares of Common Stock reserved for issuance thereunder by 750,000 shares;
5.	Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

You will be able to participate online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/LOCO2021. You will also be able to vote electronically at the annual meeting. Details regarding how to participate in the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 8, 2021: This Notice, the proxy statement, and the 2020 Annual Report on Form 10-K are available at www.proxyvote.com.

Our board of directors has fixed the close of business on April 9, 2021, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. Only stockholders of record will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof, with each share entitling its owner to one vote on each matter properly presented. A list of stockholders as of the record date may be accessed during the virtual annual meeting at www.virtualshareholdermeeting.com/LOCO2021 by using the 16-digit control number included with the proxy materials you received for the meeting.

YOUR VOTE IS IMPORTANT. We hope that you will attend the annual meeting. Whether or not you do, please vote in advance online, by telephone, or by mail.

By Order of the Board of Directors,

/s/ Michael G. Maselli

Michael G. Maselli
Chairman
Costa Mesa, California
April 29, 2021

EL POLLO LOCO HOLDINGS, INC.

3535 Harbor Boulevard, Suite 100

Costa Mesa, CA 92626

PROXY STATEMENT

Introduction	2
Questions and Answers About the Proxy Materials and the Annual Meeting	3
Proposal 1: Election of Directors	9
Information Regarding the Board of Directors	9
Proposal 2: Ratification of Independent Registered Public Accounting Firm	13
Audit Committee Report	14
Proposal 3: Advisory Vote to Approve the Compensation of Named Executive Officers	15
Proposal 4: Approval of our Equity Incentive Plan, as Amended, Including an Amendment to Increase the Number of Shares of Common Stock Reserved for Issuance Thereunder by 750,000 Shares	16
Director Compensation	25
Governance of the Company	26
Board Composition	26
Board Leadership Structure	26
Code of Business Conduct and Ethics	27
Corporate Governance Guidelines	27
Role in Risk Oversight	27
Director Independence	28
Board Committees	28
Audit Committee	29
Compensation Committee	29
Compensation Committee Interlocks and Insider Participation	30
Nominating and Corporate Governance Committee	31
Board Meetings	32
Annual Meeting Attendance	32
Succession Planning	32
Executive Officers	33
Compensation Discussion and Analysis	33
Elements of Executive Compensation	36
Named Executive Officer Compensation	38
Other Compensation Policies	42
Compensation Committee Report	45
Executive Compensation Tables	46
Security Ownership of Certain Beneficial Owners	50
Equity Compensation Plan Information	52
Certain Relationships and Related Party Transactions	53
Other Matters	56
Exhibit A: Equity Incentive Plan, as Amended

INTRODUCTION

This proxy statement provides information for stockholders of El Pollo Loco Holdings, Inc. (“we,” “us,” “our,” and the “Company”), in connection with the solicitation of proxies on behalf of the Company and its board of directors (the “Board”) from holders of the outstanding shares of the Company’s common stock, par value $0.01 per share, for use at the Company’s annual meeting of stockholders to be held at 1:00 p.m. Pacific Time, on Tuesday, June 8, 2021, and at any adjournments or postponements thereof.

At the annual meeting, stockholders will be asked to vote either directly or by proxy on the following matters discussed herein:

1.	Election of the three director nominees named in this proxy statement as Class I directors to serve until the 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified;
2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2021;
3.	Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers;
4.	Approval of our Equity Incentive Plan, as amended (formerly known as the 2018 Omnibus Equity Incentive Plan), including an amendment to increase the number of shares of Common Stock reserved for issuance thereunder by 750,000 shares (the “Equity Incentive Plan”); and
5.	Such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Notice of Annual Meeting, this proxy statement, form of proxy, and our 2020 Annual Report on Form 10-K ("Annual Report"), are being distributed to stockholders on or about April 29, 2021. These materials are also available on our website at http://investor.elpolloloco.com.

In accordance with the rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our Annual Report, to stockholders over the internet. Accordingly, we are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders that did not request paper copies of our proxy materials and Annual Report or are otherwise receiving the proxy materials electronically by email. The Notice contains instructions on how stockholders can access our proxy materials over the internet and vote their shares over the internet, via phone, or by mail. If you receive a Notice, you will not receive printed copies of our proxy materials unless you specifically request them.

QUESTIONS AND ANSWERS

ABOUT THE PROXY MATERIALS

AND THE ANNUAL MEETING

Although we encourage you to read this proxy statement in its entirety, we include this Q&A section to provide some background information and brief answers to several questions you might have about the annual meeting.

Q:Why are we providing these materials?

A:These materials are provided to you in connection with our annual meeting, which will take place on Tuesday, June 8, 2021 at 1:00 p.m. Pacific Time. Stockholders are invited to participate in the annual meeting and are requested to vote on the proposals described herein.

Q:What proposals will be voted on at the annual meeting?

A:There are four proposals scheduled to be voted on at the annual meeting:

●	Election of the three director nominees named in this proxy statement as Class I directors to serve until the 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified.
●	Ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2021.
●	Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.
●	Approval of our Equity Incentive Plan, as amended.

We will also consider any other business that properly comes before the annual meeting or any adjournment or postponement thereof.

Q:How does the Board recommend that I vote?

A:The Board recommends that you vote your shares:

●	“FOR ALL” the three Class I director nominees to be elected to the Board.
●	“FOR” the ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2021.
●	“FOR” the compensation of our named executive officers.
●	“FOR” approval of our Equity Incentive Plan, as amended.

Q:Can I attend the annual meeting?

A:We will be hosting the annual meeting live via the internet. You will not be able to attend the annual meeting in person. Any stockholder can listen to and participate in the annual meeting live via the internet at www.virtualshareholdermeeting.com/LOCO2021. Our Board annually considers the appropriate format of our annual meeting. Our virtual annual meeting allows stockholders to submit questions and comments before and during the meeting. After the meeting, we will spend up to 15 minutes answering stockholder questions that comply with the meeting rules of conduct; the rules of conduct will be posted on the virtual meeting web portal. To the extent time doesn’t allow us to answer all of the appropriately submitted questions, we will answer them in writing on our investor relations website, at https://.investor.elpolloloco.com, soon after the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

The annual meeting webcast will begin promptly at 1:00 p.m., Pacific Time. We encourage you to access the annual meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 12:45 p.m., Pacific Time, and you should allow ample time for the check-in procedures.

Q.What do I need in order to be able to participate in the annual meeting?

A.You will need the 16-digit control number included on your Notice or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to be able to vote your shares or submit questions during the annual meeting. Instructions on how to connect to the annual meeting and participate via the internet are posted at www.virtualshareholdermeeting.com/LOCO2021. If you do not have your 16-digit control number, you will be able to access and listen to the annual meeting but you will not be able to vote your shares or submit questions during the annual meeting.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page.

Q.Why is the Company holding the annual meeting virtually?

A.We are embracing technology to provide expanded access, improved communication, reduced environmental impact and cost savings for our stockholders and the Company. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate and ask questions from any location around the world, and it provides us an opportunity to give thoughtful responses. In addition, we intend that the virtual meeting format provide stockholders a similar level of transparency to the traditional in-person meeting format and we take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual annual meeting as they would at an in-person annual meeting of stockholders.

Q:What shares can I vote?

A:You may vote all shares of common stock that you owned as of the close of business on the record date, April 9, 2021. You may cast one vote per share of common stock, including shares (i) held directly in your name as the stockholder of record and (ii) held in street name for you as the beneficial owner through a broker, bank, or other nominee. As of the record date, we had 36,479,051 shares of common stock issued and outstanding.

Q:How do I vote?

A:Stockholder of record. As a stockholder of record, you may vote your shares at the annual meeting by visiting www.virtualshareholdermeeting.com/LOCO2021 and using the 16-digit control number on the Notice or other proxy materials. You may also vote in advance of the annual meeting by submitting a proxy over the internet by following the instructions provided in the Notice. If you received a printed copy of the proxy materials, you may vote your shares by completing, dating and signing the proxy card that was included with this proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you, or by submitting a proxy over the internet or by telephone by following the instructions on the proxy card. If you vote by internet or telephone, then you need not return a written proxy card by mail. Even if you plan to attend the annual meeting, we recommend that you vote in advance, in case you change your mind.

Beneficial owner. If you hold your shares of common stock in street name through a broker, bank or other nominee, your broker, bank or other nominee will allow you to deliver your voting instructions over the internet and may also permit you to vote by telephone. In addition, if you received a printed copy of this proxy statement, you may submit your voting instructions by completing, dating and signing the voting instruction form that was included with this proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you. If you vote by internet or telephone, then you need not return a written voting instruction form by mail.

Q:What is the difference between being a stockholder of record and a beneficial owner?

A:As summarized below, there are some differences between being a stockholder of record and a beneficial owner.

Stockholder of record: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are the stockholder of record with respect to those shares, and these proxy materials are being made available directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the Company and to vote at the annual meeting.

Beneficial owner: If your shares are held through a broker, bank or other nominee, you are the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by the organization that holds your shares. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares at the annual meeting unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions on the Notice.

Q:What is the deadline for voting my shares if I do not attend the annual meeting?

A:If you are a stockholder of record, your proxy must be received by telephone or the internet by 11:59 p.m. Eastern time on June 7, 2021 in order for your shares to be voted at the annual meeting. If you are a stockholder of record and you received a printed set of proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials before the annual meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares of our common stock, please comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.

Q:Can I change my vote or revoke my proxy?

A:Yes. If you are a stockholder of record you can change your proxy instructions at any time before the vote at the annual meeting, by:

●	Submitting a new vote online or via telephone (only the latest internet or telephone voting instructions will be followed);
●	Mailing a written notice of revocation to our Corporate Secretary at our address below;
●	Signing and returning a new proxy card bearing a later date, which will automatically revoke your earlier proxy instructions; or
●	Voting electronically during the annual meeting.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions.

Q:What constitutes a quorum?

A:The holders of a majority of our common stock issued and outstanding as of the record date, present in person (including through online participation) or represented by proxy at the annual meeting and entitled to vote, shall constitute a quorum. Votes withheld, abstentions, and broker non-votes (as described below) are counted as present and entitled to vote for the purpose of determining the presence of a quorum.

Q:What is a broker non-vote?

A:If you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. Proposal 2 (ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2021) is considered routine under applicable stock exchange rules, while each of the other proposals to be submitted for a vote of stockholders at the annual meeting is considered non-routine. Accordingly, if you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal 2 at the annual meeting, but your broker will not be permitted to vote your shares on any of the other proposals at the annual meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the annual meeting and will be voted on Proposal 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the annual meeting.

Q:What is a proxyholder?

A:We are designating Laurance Roberts, our Chief Financial Officer, and Anne E. Jollay, our Corporate Secretary, to hold and vote all properly-tendered proxies. If you have properly submitted a proxy and indicated how your shares are to be voted on each of the proposals, they will so vote. If you do not indicate a voting instruction on one or more of the proposals, they will vote as the Board recommends on those proposals. While we do not expect any other business to come up for vote at the annual meeting, if it does, each properly-tendered proxy gives the named proxies authority to vote your shares on those matters in their discretion.

Q:What vote is required to approve each proposal and how are votes counted?

A:Proposal 1. The election of directors requires a plurality vote of the shares of common stock present in person or represented at the annual meeting and entitled to vote on the proposal. The director nominees who receive the largest number of votes cast “for” will be elected as Class I directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

Other Items (Proposals 2, 3 and 4). Approval of each of the other items to be submitted for a vote by stockholders at the annual meeting requires the affirmative vote of a majority of the shares of common stock present in person or represented at the annual meeting and entitled to vote on the proposal. For Proposal 2 (ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2021), Proposal 3 (advisory approval of the compensation of our named executive officers), and Proposal 4 (ratification and approval of our Equity Incentive Plan), shares voted “abstain” will have the same effect as a vote “against” the proposal; but if you do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares), this will have no effect on the outcome of the vote. We do not expect any broker non-votes on Proposal 2, and broker non-votes will not be counted in determining the outcome of Proposals 3 and 4.

Q:Who will count the votes at the annual meeting?

A:A representative of Broadridge Financial Solutions, Inc. has been appointed to be the inspector of elections, to count the votes at the meeting, to make a written report thereof, and to make a certificate of the result of the vote taken. We will announce preliminary results at the meeting and publish final voting results on a Current Report on Form 8-K that we expect to file with the SEC within four (4) business days after the end of the annual meeting.

Q:Who bears the cost of soliciting votes for the annual meeting?

A:We bear the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. The solicitation of proxies or votes may be made in person, by telephone, and by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for these solicitation activities. In addition, we may reimburse brokerages and other entities that represent beneficial owners for their expenses in forwarding solicitation materials to beneficial owners.

Q:How can I nominate a director or propose an action for next year’s annual meeting?

If a stockholder wishes to submit a nomination or proposal, which will not be included in the Company’s proxy materials, for consideration at next year’s annual meeting, a written notice of such nomination or proposal must be provided to the

Corporate Secretary. In accordance with the advance notice provisions of our bylaws, the written notice must be delivered to, or mailed to and received at, our corporate address (provided below) between February 8, 2022, and March 10, 2022 (i.e., 120 and 90 days before June 8, 2022, the anniversary of the preceding annual meeting). However, if next year’s annual meeting is not scheduled within 25 days of that anniversary (i.e., between May 14, 2022, and July 3, 2022), the notice must be received by the Corporate Secretary no later than the close of business on the 10th day following the date on which notice of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

To be in proper written form, a notice must provide certain information set forth in our bylaws, which were filed as Exhibit 3.2 within our Annual Report.

Q:How can I submit a stockholder proposal for inclusion in the Company’s proxy materials for next year’s annual meeting?

A:For a stockholder proposal (other than a director nomination) to be included in the Company’s proxy materials for consideration at next year’s annual meeting, you must satisfy both substantive and procedural requirements set forth in SEC Rule 14a-8, a federal securities regulation that addresses when a company must include a stockholder’s proposal in its proxy materials, including the proxy statement and proxy card.

In order for a stockholder proposal to be eligible for inclusion in the Company’s proxy materials for the 2022 annual meeting, it must be received at our corporate address (provided below) by December 30, 2021 (i.e., not less than 120 days before April 29, 2022, the anniversary of the date of the company’s proxy statement released to stockholders in connection with the previous year’s annual meeting). However, if the date of our 2022 annual meeting has been changed by more than 30 days from the date of our 2021 annual meeting (i.e., if it is not between May 9, 2022, and July 8, 2022), then the deadline is a reasonable time before we begin to print and send our proxy materials.

Q:Can I recommend director candidates directly to the Nominating and Governance Committee?

A:Yes, you may recommend director candidates by writing to the Nominating and Corporate Governance Committee of the Board at the mailing or internet address below. We will consider any recommended director candidates subject to Board needs and candidate qualifications. We recommend that you include information relevant for the Nominating and Corporate Governance Committee to evaluate your recommendation, including (i) your and your candidate’s names and contact information, (ii) your candidate’s principal occupation or employment, and other biographical information similar to that provided herein for directors and officers, (iii) other information of the sort required to be in a notice of nomination under our bylaws as discussed above, and (iv) a written consent by the candidate to your nomination.

Q:Can I communicate with the Board?

A:Yes, any stockholder or other interested party may write to the Board at our address below or via email at legal@elpolloloco.com. Any interested parties desiring to communicate with the Audit Chair and other non-management directors may contact such directors by mailing communications to the same address below, but it must be directed to the attention of the Chairman of the Audit Committee c/o the Corporate Secretary. Communications will be handled in accordance with the procedures explained on that website. The Board has instructed the Corporate Secretary to forward such correspondence to the intended recipients; however, the Board has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and not forward any items deemed to be of a purely commercial or frivolous nature (such as spam) or otherwise obviously inappropriate for the intended recipient’s consideration. In such cases, the Corporate Secretary may forward some of the correspondence elsewhere within our company for review and possible response.

Q:What is your corporate address for notice and Board communication purposes?

A:	El Pollo Loco Holdings, Inc.

Attention: Corporate Secretary

3535 Harbor Boulevard, Suite 100

Costa Mesa, CA 92626

(714) 599-5000

Q:What should I do if my household receives one copy of proxy materials and I need an additional copy?

A:The Company has adopted a procedure called "householding," which is approved by the SEC and permits the delivery of a single copy of the proxy materials, including the Notice of Annual Meeting of Stockholders, this proxy statement and the Annual Report, to multiple stockholders sharing an address unless we have received contrary instructions from a stockholder. Stockholders who participate in householding will continue to access and receive a separate Notice or proxy card, as applicable. If your household received a single set of proxy materials this year, but you would prefer to receive your own copy, or if you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials and you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Householding Department, by calling their toll free number, 1-866-540-7095 or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. In the case of a request for your own copy of the proxy materials, you will be removed from the householding program within 30 days of receipt of your instructions, at which time you will then be sent separate copies of the documents.

PROPOSAL 1: ELECTION OF DIRECTORS

Our business operates under the direction of our Board, which currently consists of nine directors. Our certificate of incorporation divides our Board into three classes, Classes I, II, and III, with terms expiring in 2021, 2022, and 2023, respectively. Our Board has nominated, and stockholders are being asked to elect, our Class I directors, Michael G. Maselli, Carol “Lili” Lynton, and Bernard Acoca, each for a three-year term expiring at the 2024 annual meeting of stockholders. If elected, the nominees will each hold office until their respective successor is duly elected and qualified or until their earlier death, resignation, or removal.

The three Class I director nominees have consented to be named in this proxy statement and to serve as directors if elected. If any nominee of the Board is unable to serve, or for good cause will not serve, as a director at the time of the annual meeting, the persons who are designated as proxies intend to vote, in their discretion, for any other persons that may be designated by the Board. As of the date of this proxy statement, the Board has no reason to believe that any of the director nominees named above will be unable or unwilling to stand as a nominee or to serve as a director if elected.

You may vote “FOR ALL,” of the nominees, “WITHHOLD” your vote from all of the nominees or “WITHHOLD” your vote from any one of the nominees. The directors are elected by a plurality of the votes of common stock cast at the annual meeting. “Plurality” means that the individuals who receive the largest number of votes “FOR” are elected as Class I directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

The Board recommends that you vote “FOR ALL” the Class I director nominees to be elected to the Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Director Biographies

The following is biographical information about our Board of Directors, including a description of the experience, qualifications and skills that have led the Board to determine that each director should serve on the Board. The age of each director is as of April 29, 2021.

Name	Age	Position
Michael G. Maselli	61	Chairman and Director
Bernard Acoca	52	Director, Chief Executive Officer, and President
Douglas J. Babb	69	Director
Samuel N. Borgese	72	Director
Mark Buller	56	Director
William R. Floyd	76	Director
Dean C. Kehler	64	Director
Carol (“Lili”) Lynton	59	Director
John M. Roth	62	Director

Michael G. Maselli has been Chairman of our Board since 2011. Mr. Maselli is a managing director of Trimaran Fund Management, L.L.C. ("Trimaran Fund"), a position he has held since 2006, and is also currently the Vice President of Acquisitions of GX Acquisition Corp., a position he has held since 2019, and President of GX Acquisition Corp. II, a position he has held since March 2021. Before joining Trimaran Fund in February 2006, Mr. Maselli worked in the Corporate and Leverage Finance Groups of Canadian Imperial Bank of Commerce ("CIBC") World Markets. Prior to joining CIBC in 1997, Mr. Maselli served as a Managing Director in Bear Stearns’ corporate finance group and, prior to that, as a Vice President at Kidder Peabody & Co. Incorporated. Mr. Maselli served on the board of ChanceLight, Inc. (f/k/a Educational Services of America, Inc.) until 2018. From 2013 to 2015, he served on the board of directors of Norcraft Companies, Inc., and also served on the board of managers of its predecessor company beginning in 2003. Additionally, Mr. Maselli served on the board of directors of Standard Steel, LLC, and was director as well as Chairman of the Board of CB Holding Corp. Mr. Maselli received an MBA with distinction from The A.B. Freeman School at Tulane University and a bachelor’s degree in economics from the University of Colorado. With his extensive background in banking, finance, and private equity, his supervisory and investment experience in a variety of industries, and his knowledge of us and our affiliates, Mr. Maselli is well-qualified to serve as our Chairman.

Bernard Acoca has been a director and our Chief Executive Officer and President since March 2018. Before joining the Company, Mr. Acoca spent seven years at Starbucks Corporation (“Starbucks”) in various capacities as a member of its executive team, most recently as President of Teavana, Starbucks’ global tea brand division from 2015 to 2018. Prior to that, he served as Vice President, Marketing and Promotions, Americas from 2010 to 2012 and as Senior Vice President, Marketing and Category, Americas from 2012 to 2014. From 2014 to 2015, Mr. Acoca served as Chief Marketing Officer for the Americas of L’Oréal S.A. Prior to Starbucks, Mr. Acoca was employed by YUM! Brands, Inc., where he held various marketing positions from 2002 to 2010. As of January 2021, Mr. Acoca also serves on the board of directors of Planet Fitness, Inc. Mr. Acoca holds a Bachelor of Arts degree from Emory University in Atlanta, Georgia. Mr. Acoca brings us extensive experience in leadership, marketing and operations, as well as a proven track record of driving outstanding results at large restaurant brands.

Douglas J. Babb has been a director since 2018. From 2007 until his retirement in 2014, he was Chief Executive Officer of Cooper Clinic, P.A. ("Cooper"), one of the largest multi-specialty, physician-owned clinics in the Arkansas region. Since his retirement as Chief Executive Officer, he has served as an adviser to the board of Cooper. Additionally, from 2010 to 2014, he served as an Adjunct Instructor for the College of Business at the University of Arkansas - Fort Smith. From 2015 to 2017, he served as Managing Director for Babb Strategic Services, L.L.P. ("Babb Strategic"), a consulting and strategic planning services company that he formed in 2006. Prior to forming Babb Strategic, he served as Executive Vice President - Chief Administrative and Legal Officer, and Secretary of Beverly Enterprises, Inc., a leading provider of healthcare services to the elderly in the United States, from 2000 to 2006. Prior to that he served in various senior executive roles at Burlington Northern, Inc., a diversified transportation company and Burlington Northern Santa Fe Corporation, from 1978 to 1999 and as Staff Counsel for the South Carolina Attorney General’s Office from 1977 to 1978. Mr. Babb is also the Chairman of the Board of Directors of the United States Marshals Museum and Vice-Chairman of the Board of Directors for the University of Arkansas - Fort Smith Foundation. He holds a bachelor’s degree from Minnesota State University and a J.D. from University of South Carolina. Mr. Babb is well-qualified to serve on our Board on account of his extensive experience, in particular the successful turnaround of Beverly Enterprises.

Samuel N. Borgese has been a director since 2011, and he served as Chairman of our Board from January 2011 to December 2011, while he also served as our Executive Chairman. Since 2017, Mr. Borgese has been President, Chief Executive Officer, and Director of Shari’s Management Corporation and Shari’s Restaurant Group, a multi-location family dining company. From 2011 to 2017, Mr. Borgese was Managing Partner of Aceneca, LLC, a restaurant investment and restaurant brand operating holding company. From October 2014 to August 2016, he was President and Chief Executive Officer, and a member of the board of directors, of LRI Holdings, Inc., and its affiliates Logan’s Roadhouse, Inc., and Roadhouse Holding Inc., collectively known as Logan’s Roadhouse, a casual dining steakhouse chain. In August 2016, the Logan’s Roadhouse entities and various of their affiliates filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. Mr. Borgese left Logan’s Roadhouse in August 2016, following the declaration of bankruptcy. From 2011 to 2014, he was Chief Executive Officer of Max Brenner International, a chocolatier. From 2008 to 2011, he was first Interim President and Chief Executive Officer and then permanent President and Chief Executive Officer of CB Holding Corp., the parent of Charlie Brown’s Steakhouse and other chains, which was owned by Trimaran, one of our principal investors. From 2003 to 2008, he was employed by Catalina Restaurant Group, first as Chief Development Officer and later as President and Chief Executive Officer. Before that, Mr. Borgese was Chief Executive Officer of an enterprise software company that supported 300 restaurant, retail, and hospitality businesses in the lifecycle management of their real estate assets. Mr. Borgese holds a Certificate of Director Education from the National Association of Corporate Directors. With more than 30 years of senior executive and other leadership positions with public and private companies in the restaurant, retail, and hospitality sectors, Mr. Borgese is well-qualified to serve on our Board.

Mark Buller has been a director since 2015. He was appointed Executive Chairman of Superior Cabinets in July 2018 and from 2013 to 2015, Mr. Buller was the Chairman and Chief Executive Officer of Norcraft Companies, Inc., a leading manufacturer of kitchen and bathroom cabinetry in the United States and Canada. Beginning in 2003, Mr. Buller was the Chief Executive Officer of the predecessor of Norcraft Companies, Inc., Norcraft Companies, L.P., as well as a member of the board of managers for that entity’s general partner, Norcraft GP, L.L.C. Mr. Buller’s executive experience in the home furnishings industry is longstanding. From 1988 to 1996, Mr. Buller served in various management positions at Kitchen Craft Cabinets, a Canadian cabinetry maker. From 1996 to 1999, he served as President of Kitchen Craft. Following the acquisition of Kitchen Craft by Omega Cabinets, Ltd., he continued in that position from 1999 to 2000. In 2000, Mr. Buller was appointed Chief Executive Officer of Omega. He remained in that position until 2002, leaving Omega after it was sold to Fortune Brands, Inc. In sum, Mr. Buller has over 26 years in the home furnishings industry, and he spent 18 years as a chief executive officer or division president. Mr. Buller is well-qualified to serve on our Board due to his extensive leadership, executive, managerial, and business experience, particularly in the salient areas of supply chain logistics, product design, brand management, and consumer trends.

William R. Floyd has been a director since 2016. From 2012 to 2019, Mr. Floyd was a director of Korn/Ferry International, a major executive recruiting firm and talent consultancy, as well as Pivot Physical Therapy, a regional outpatient physical therapy provider. In addition, he served as a business development corporation board member of Muzinich Capital LLC and a broker-dealer affiliated with Muzinich & Co., Inc., a global institutional asset manager specializing in corporate credit from 2016 to 2019. From October 2017 to June 2020, Mr. Floyd served as Chairman of Busaba Restaurants, a U.K. based Thai restaurant concept for which Muzinich is the principal debt holder. From 2009 to 2012, he was Chairman of the Board of Buffet Holdings, Inc., which, through its subsidiaries, owns and operates a chain of restaurants in the United States. Before his retirement as an executive, from 2007 to 2008, he was Chairman and Chief Executive Officer of Physiotherapy Associates, a leading provider of outpatient physical rehabilitation services. From 2006 to 2007, he was Chairman and Chief Executive Officer of Benchmark Medical, Inc., a predecessor to Physiotherapy Associates. From 2001 to 2006, he was Chairman and Chief Executive Officer of Beverly Enterprises, Inc., a leading provider of eldercare services. From 2000 to 2001, he was President and Chief Operating Officer of Beverly Enterprises, Inc. From 1996 to 1998, he was President and Chief Executive Officer of Choice Hotels International. From 1989 to 1996, he served in various executive positions within PepsiCo Inc.’s restaurant group, including, from 1995 to 1996, as Chief Operating Officer of Taco Bell Corp., and, from 1994 to 1995, as Chief Operating Officer of Kentucky Fried Chicken. Mr. Floyd holds a bachelor’s degree from the University of Pennsylvania, and an MBA from the Wharton School of the University of Pennsylvania, where, since 2006, he has served as a member of the Board of Overseers of the University of Pennsylvania School of Nursing. Because of his 30-plus years of experience in marketing, management, and operations, as a director, executive, and senior manager in the service industry, with a particular focus on food service, Mr. Floyd is well-qualified to serve on our Board.

Dean C. Kehler has been a director since 2005. In 1998, he co-founded Trimaran Fund, one of our principal investors, where he is a Managing Partner, and serves as a Manager of Trimaran Fund II. Mr. Kehler is also currently the Co-Chairman and Chief Executive Officer of GX Acquisition Corp., a position he has held since August 2018, and of GX Acquisition Corp. II, a position he has held since September 2020. From 1995 to 2000, Mr. Kehler held senior positions at CIBC, including Vice Chairman of CIBC World Markets Corp. Mr. Kehler currently serves on the Boards of Directors of Portman Ridge Finance Corporation. Within the last five years, he has served a director of Inviva Inc., Security First Corp. and Graphene Frontiers, LLC. He holds a bachelor's degree from the Wharton School of the University of Pennsylvania. Because of his strong background in banking and finance, his many years of experience overseeing this and other corporations, and his knowledge of management and strategy, Mr. Kehler is well-qualified to serve on our Board.

Carol (“Lili”) Lynton has been a director since 2016. In December 2019, Ms. Lynton became a director of Gaming & Leisure Properties, Inc., a gaming-focused real estate investment trust, and in September 2019, became a trustee and Chair of the Audit Committee of CIM RACR, an SEC registered interval fund. Since 1992, Ms. Lynton has been an operating partner for The Dinex Group, which operates Daniel Boulud branded restaurants, and which she co-founded. From 2012 to 2019, Ms. Lynton served as director of PR NYC, LLC, a restaurant owner and operator based in New York City. Also, since 1987, Ms. Lynton has served as the chief investment officer of HD American Trust, a family investment office. In 1990, Ms. Lynton co-founded Telebank, an internet banking pioneer sold to E*Trade in 1999. From 1987 to 1990, Ms. Lynton was an investment analyst at Sanford C. Bernstein. From 1983 to 1985, Ms. Lynton was an M&A analyst at Lehman Brothers. Ms. Lynton is an advisory board member for The Hamilton Project; a member of the boards of trustees for East Harlem Scholars Academy, East Harlem Scholars Academy II, and East Harlem Tutorial Program; a board member for The Bail Project; and a board member for the New York City Hospitality Alliance. From 2009 to 2011, Ms. Lynton was a senior vice president with the New York City Investment Fund. Ms. Lynton also holds positions at other private or closely-held organizations, including Lynton Asset LP, HDA 2015 Trust, and the Lynton Foundation.

Ms. Lynton holds a bachelor’s degree from Harvard College and an MBA from Harvard Business School. Ms. Lynton is well-qualified to serve on our Board on account of her extensive experience as a restaurant industry executive and investor.

John M. Roth has been a director since 2007. He has been with Freeman Spogli & Co. (collectively with certain funds managed by it, “Freeman Spogli"), one of our principal investors, since 1988, and has been a General Partner there since 1993, where he now serves as Chief Executive Officer, a position he has held since 2016. From 1984 to 1988, Mr. Roth was employed by Kidder, Peabody & Co. Incorporated in the Mergers and Acquisitions Group. From 2010 until 2020, Mr. Roth served on the board of directors of Floor & Decor Holdings, Inc. From 2005 to 2017, he served on the board of directors of hhgregg, Inc. Mr. Roth received an MBA and a bachelor’s degree from the Wharton School of the University of Pennsylvania. With his extensive experience as a board member of numerous retail and consumer businesses and his experience and insights into strategic expansion opportunities, capital markets, and capitalization strategies, Mr. Roth is well-qualified to serve on our Board.

As stated above, Michael G. Maselli, Chairman and director, and Dean C. Kehler and John M. Roth, directors, are a managing director of Trimaran, a managing partner of Trimaran, and a general partner and the Chief Executive Officer of Freeman Spogli, respectively. As described below, our largest stockholder is Trimaran Pollo Partners, L.L.C. ("LLC") and its members include affiliates of Trimaran and Freeman Spogli. Mr. Maselli, Mr. Kehler, and Mr. Roth were selected as directors of the Company pursuant to arrangements among those individuals, LLC., and Trimaran and Freeman Spogli, and pursuant to the limited liability company operating agreement of LLC, as described below under “LLC Agreement.”

There are no family relationships between any director, executive officer, or person nominated or chosen to become a director or executive officer of the Company, and, except as described in the preceding paragraph with respect to Mr. Maselli, Mr. Kehler, and Mr. Roth, there are no arrangements or understandings between any director or nominee and any other person pursuant to which such individual was or is selected as a director or nominee.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed BDO USA, LLP, as our independent registered public accounting firm for 2021. BDO USA, LLP has served in this capacity since 2011.

We ask that you ratify this appointment. SEC and Nasdaq rules require our Audit Committee to engage, retain, and supervise our independent registered public accounting firm. However, while stockholder ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm is not required by our bylaws or otherwise, we think that stockholder ratification of our independent registered public accounting firm is important to stockholders and is a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain BDO USA, LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

We expect that auditor representatives will be present at the meeting, that they will have the opportunity to make a statement if they so desire, and that they will be available to respond to appropriate questions.

Pursuant to our Audit Committee’s charter, our Audit Committee is responsible for overseeing our accounting and financial reporting processes, and for overseeing our audits. The Audit Committee is responsible for appointing, retaining, determining the compensation of, evaluating, and terminating our independent registered public accounting firm. The Audit Committee is also responsible for establishing and maintaining guidelines for the retention of our independent registered public accounting firm for any non-audit services and for the fees for those services, and for determining procedures to approve audit and non-audit services in advance. The Audit Committee is further responsible for pre-approving any audit or non-audit services provided to us by our independent registered public accounting firm in accordance with such pre-approval policy and as required by applicable laws and listing standards.

The Audit Committee has pre-approved all audit and permitted non-audit services provided by BDO USA, LLP.

The following sets forth fees billed by BDO USA, LLP, for the audit of our annual financial statements and other services rendered for the periods presented:

	Fiscal 2020	Fiscal 2019
Audit Fees (1)	$575,340	$627,588
Audit-Related Fees (2)	$17,890	$16,438
Tax Fees	—	—
All Other Fees	—	—
Total	$593,230	$644,026

(1)	Audits of our annual financial statements, reviews of quarterly financial statements, and services that are normally provided by independent accountants in connection with statutory and regulatory filings or engagements, including reviews of SEC filings and our Franchise Disclosure Document.
(2)	Audit-related fees consist of the audit of our 401(k) plan.

You may vote “FOR” or “AGAINST” or “ABSTAIN” on the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2021. This proposal shall be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented at the annual meeting and entitled to vote on this proposal.

The Board recommends that you vote “FOR” the ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2021.

Audit Committee Report

The Audit Committee has reviewed and discussed our fiscal 2020 audited financial statements with management.

The Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and it has discussed with the independent registered public accounting firm the independent accountant’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited financial statements be included in our annual report on Form 10-K for 2020 for filing with the SEC.

Respectfully submitted,

William R. Floyd

Samuel N. Borgese

Mark Buller

The foregoing report of the Audit Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

PROPOSAL 3: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Board believes that the Company’s long-term success depends in large measure on the talents of its employees. The Company’s compensation system plays a significant role in its ability to attract, retain and motivate the highest quality workforce. The Board believes that the Company’s current compensation program directly links executive compensation to performance, aligning the interests of the Company’s executive officers with those of its stockholders. The Board endorses the Company’s executive compensation program and encourages stockholders to review the Compensation, Discussion, and Analysis, tables and other disclosures included under the Section entitled “Compensation, Discussion, and Analysis” and "Executive Compensation Tables" of this proxy statement.

Section 14A of the Exchange Act requires that the Company periodically submit to the stockholders for an advisory vote a resolution to approve the compensation of its named executive officers ("NEOs") as described in this proxy statement, commonly referred to as a "say-on-pay" resolution.

The Board recommends that the stockholders vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2021 annual meeting pursuant to the compensation disclosure rules of the United States Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures).”

You may vote “FOR” or “AGAINST” or “ABSTAIN” on the approval, on an advisory (non-binding) basis, of the compensation of our NEOs. This proposal shall be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented at the annual meeting and entitled to vote on this proposal. This is a non-binding advisory vote and, therefore, its outcome does not mandate any particular action. However, our Board and our Compensation Committee will carefully consider the outcome of this vote when making future decisions regarding the compensation of our NEOs. We will hold our next advisory vote to approve the compensation of our named executive officers at the 2022 annual meeting of stockholders.

The Board recommends that you vote "FOR" the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

PROPOSAL 4: APPROVAL OF OUR EQUITY INCENTIVE PLAN, AS AMENDED

General

The Company’s long-term incentive compensation program is implemented under the El Pollo Loco Holdings, Inc. Equity Incentive Plan (formerly the El Pollo Loco Holdings, Inc. 2018 Omnibus Equity Incentive Plan) (the “Equity Incentive Plan”). The Equity Incentive Plan emphasizes achievement of long-term performance and stockholders value creation.

On April 19, 2021, our Board approved amending the Equity Incentive Plan, subject to stockholder approval. At the annual meeting, we are asking our stockholders to approve the following amendments set forth in the Equity Incentive Plan:

●	Increase in Aggregate Share Limit. The Equity Incentive Plan currently limits the aggregate number of shares of the Company’s common stock that may be delivered pursuant to all awards granted under the Equity Incentive Plan to 1,250,000 shares, plus the number of shares of common stock reserved, but unissued under our 2014 Omnibus Equity Incentive Plan (the “Prior Plan”) at the time the Equity Incentive Plan was originally approved. The proposed amendment would increase this limit by an additional 750,000 shares so that the new aggregate share limit for the Equity Incentive Plan would be 2,000,000 shares, plus the number of shares of common stock reserved, but unissued under the Prior Plan at the time the Equity Incentive Plan was originally approved. The proposed amendments would also increase the limit on the number of shares that may be delivered pursuant to “incentive stock options” granted under the Equity Incentive Plan by 750,000 shares for a new limit of 1,820,477 incentive stock options. For purposes of clarity, any shares that are delivered pursuant to incentive stock options also count against (and are not in addition to) the aggregate Equity Incentive Plan share limit described above.

●	Extension of Plan Term. The Equity Incentive Plan is currently scheduled to expire on June 5, 2028. The proposed amendments would extend our ability to grant new awards under the Equity Incentive Plan until June 8, 2031.

As of March 31, 2021, a total of 1,705,610 shares of the Company’s common stock were then subject to outstanding awards granted under the Equity Incentive Plan, and only 809,768 shares of the Company’s common stock were then available for new award grants under the Equity Incentive Plan (assuming that all outstanding performance-based awards are paid-out at the maximum performance level). The proposed amendments would increase the reserved shares under the Equity Incentive Plan by 750,000 shares. Based solely on the closing price of the Company’s common shares as reported by the NASDAQ Stock Market on March 31, 2021, the maximum aggregate market value of the additional 750,000 new shares that could be issued under the Equity Incentive Plan is approximately $12,090,000.

The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the Equity Incentive Plan are an important attraction, retention and motivation tool for participants in the plan. Our Board believes that the number of shares currently available under the Equity Incentive Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives. Our Board believes that the additional shares give the Company greater flexibility to structure future incentives and better attract, retain and award key employees.

If stockholders do not approve this proposal, the current share limits under, and the other terms and conditions of, the Equity Incentive Plan will continue in effect.

Summary Description of the Equity Incentive Plan

The principal terms of the Equity Incentive Plan are summarized below. The following summary is qualified in its entirety by the full text of the Equity Incentive Plan which is set forth in Exhibit A hereto.

Types of Awards. The Equity Incentive Plan provides for the issuance of options, share appreciation rights (“SARs”), restricted shares, restricted stock units (“RSUs”), other share-based awards and cash awards to our officers, employees, directors, independent contractors and consultants.

As of March 31, 2021, approximately 49 officers and employees of the Company (including all of the named executive officers) and each of the eight non-employee directors serving on our Board were considered eligible under the Equity Incentive Plan.

Shares Available; Certain Limitations.  The maximum number of shares of common stock reserved and available for issuance under the Equity Incentive Plan is equal to the sum of (i) 1,250,000 shares of common stock and (ii) the number of shares of common stock reserved, but unissued under the Prior Plan upon the original effective date of the Equity Incentive Plan, provided that shares of common stock issued under the Equity Incentive Plan with respect to an Exempt Award will not count against the share limit.  We use the term “Exempt Award” to mean (i) an award granted in the assumption of, or in substitution for, outstanding awards previously granted by another business entity acquired by us or any of our subsidiaries or with which we or any of our subsidiaries merges, (ii) an “employment inducement” award as described in the applicable stock exchange listing manual or (iii) an award that a participant purchases at fair market value. If stockholders approve this proposal, the maximum number of common shares that may be delivered pursuant to awards under the Equity Incentive Plan will be 2,000,000 shares (the “Share Limit”), plus the number of shares of common stock reserved, but unissued, under the Prior Plan upon the original effective date of the Equity Incentive Plan, an increase of 750,000 additional shares.

New shares reserved for issuance under the Equity Incentive Plan may be authorized but unissued shares or shares that will have been or may be reacquired by the Company in the open market, in private transactions or otherwise.  Shares of common stock subject to an award under the Equity Incentive Plan that remain unissued upon the cancellation or termination of the award will again become available for grant under the Equity Incentive Plan.  However, shares of common stock that are surrendered by a participant or withheld as payment of the exercise price in connection with any award under the Equity Incentive Plan, as well as any shares of common stock exchanged by a participant or withheld to satisfy tax withholding obligations related to any award, will not be available for subsequent awards under the Equity Incentive Plan. If an award is denominated in shares, but settled in cash, the number of shares of common stock previously subject to the award will again be available for grants under the Equity Incentive Plan.  If an award can only be settled in cash, it will not be counted against the total number of shares of common stock available for grant under the Equity Incentive Plan. However, upon the exercise of any award granted in tandem with any other awards, such related awards will be cancelled as to the number of shares as to which the award is exercised and such number of shares will no longer be available for grant under the Equity Incentive Plan.

No non-employee director of the Company will be granted awards during any calendar year that, when aggregated with such non-employee director’s cash fees for that calendar year, exceed $500,000 in total value, with cash-based awards and cash fees measured for this purpose at their value upon payment and any equity-based awards measured for this purpose at their grant date fair value as determined for the Company’s financial reporting purposes.  In addition, any awards granted under the Equity Incentive Plan (other than awards representing a maximum of 5% of the shares reserved for issuance under the Equity Incentive Plan) will be granted subject to a minimum vesting period of at least 12 months, subject to acceleration in connection with a change in control, as discussed below.

The current limit on the number of shares that may be issued pursuant to the exercise of incentive stock options is 1,070,477. If stockholders approve this proposal, the incentive stock option limit will increase to 1,820,477.

Administration. The Equity Incentive Plan will be administered by our Board, or if our Board does not administer the Equity Incentive Plan, a committee of our Board that complies with the applicable requirements of Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements (each of our Board or such committee, the “plan administrator”). The plan administrator may interpret the Equity Incentive Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Equity Incentive Plan.

The Equity Incentive Plan permits the plan administrator to select the eligible recipients who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price or other purchase price of an award, the number of shares of common stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award, and to amend the terms and conditions of outstanding awards.

No Repricing. In no case (except due to an adjustment to reflect a stock split or other event referred to under “Equitable Adjustments” below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Restricted Shares and RSUs. Restricted shares and RSUs may be granted under the Equity Incentive Plan. The plan administrator will determine the purchase price, vesting schedule and performance goals, if any, applicable to the grant of restricted shares and RSUs. Unless otherwise determined by the plan administrator, if the restrictions, performance goals or other conditions determined by the plan administrator are not satisfied, the restricted shares and RSUs will be forfeited. Subject to the provisions of the Equity Incentive Plan and the applicable individual award agreement, the plan administrator has the sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances, including the attainment of certain performance goals, a participant’s termination of employment or service or a participant’s death or disability. The rights of restricted share and RSU holders upon a termination of employment or service will be set forth in individual award agreements.

Unless the applicable award agreement provides otherwise, participants with restricted shares will generally have all of the rights of a stockholder during the restricted period, including the right to receive dividends declared with respect to such shares; provided, however, that dividends declared during the restricted period with respect to an award will only become payable if (and to the extent) that the underlying restricted shares vest. During the restricted period, participants with RSUs will generally not have any rights of a stockholder, but will be credited with dividend equivalent rights, unless the applicable individual award agreement provides otherwise. Any dividend equivalent rights will only become payable if (and to the extent) that the underlying RSUs vest.

Options. We may issue non-qualified stock options and incentive stock options (“ISOs”) (within the meaning of Section 422 of the Code) under the Equity Incentive Plan. The terms and conditions of any options granted to a participant will be set forth in an award agreement and, subject to the provisions in the Equity Incentive Plan, will be determined by the plan administrator. The exercise price of any option granted under our Equity Incentive Plan must be at least equal to the fair market value of our common stock on the date the option is granted (110% of fair market value in the case of ISOs granted to ten percent stockholders). The maximum term of an option granted under our Equity Incentive Plan is ten years (five years in the case of ISOs granted to ten percent stockholders). The amount of incentive stock options that become exercisable for the first time in a particular year cannot exceed a value of $100,000 per participant, determined using the fair market value of the shares on the date of grant.

Subject to our Equity Incentive Plan, the plan administrator will determine the vesting and other terms and conditions of options granted under our Equity Incentive Plan and the plan administrator will have the authority to accelerate the vesting of any option in its sole discretion. Treatment of an option upon termination of employment of a participant will be provided for by the plan administrator in the applicable award agreement.

Share Appreciation Rights. SARs may be granted under the Equity Incentive Plan either alone or in conjunction with all or part of any option granted under the Equity Incentive Plan. A free-standing SAR granted under the Equity Incentive Plan entitles its holder to receive, at the time of exercise, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the exercise price of the free-standing SAR multiplied by the number of shares in respect of which the SAR is being exercised. A SAR granted in conjunction with all or part of an option under the Equity Incentive Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of the related option, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the exercise price of the related option multiplied by the number of shares in respect of which the SAR is being exercised.  Each SAR will be granted with an exercise price that is not less than 100% of the fair market value of the related shares of common stock on the date of grant. Treatment of a SAR upon termination of employment of a participant will be provided for by the plan administrator in the applicable award agreement. The maximum term of all SARs granted under the Equity Incentive Plan will be determined by the plan administrator, but may not exceed ten years.  The plan administrator may determine to settle the exercise of an SAR in shares of common stock, cash, or any combination thereof.

Each free-standing SAR will vest and become exercisable (including in the event of the SAR holder’s termination of employment or service) at such time and subject to such terms and conditions as determined by the plan administrator in the applicable individual free-standing SAR agreement.  SARs granted in conjunction with all or part of an option will be exercisable at such times and subject to all of the terms and conditions applicable to the related option.

Other Share-Based Awards.  Other share-based awards, valued in whole or in part by reference to, or otherwise based on, shares of common stock (including dividend equivalents) may be granted under the Equity Incentive Plan. The plan administrator will determine the terms and conditions of such other share-based awards, including the number of shares of common stock to be granted pursuant to such other share-based awards, the manner in which such other share-based awards will be settled (e.g., in shares of common stock, cash or other property), and the conditions to the vesting and payment of such other share-based awards (including the achievement of performance goals).  The rights of participants granted other share-based awards upon the termination of employment with or service to us will be set forth in the award agreement.  Any dividend or dividend-equivalent award issued under the Equity Incentive Plan will be subject to the same restrictions and conditions as apply to the underlying award.

Cash Awards.  Bonuses that are payable solely in cash may also be granted under the Equity Incentive Plan, and may be granted contingent upon the achievement of performance goals. The rights of participants granted cash awards upon the termination of employment with or service to us will be set forth in the applicable award agreement.

Equitable Adjustments.  In the event of a merger, amalgamation, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend or other extraordinary distribution (whether in the form of common shares, cash or other property), combination, exchange of shares, or other change in corporate structure affecting our common stock, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number and kind of securities reserved for issuance under the Equity Incentive Plan, (ii) the kind and number of securities subject to, and the exercise price of, any outstanding options and SARs granted under the Equity Incentive Plan, (iii) the kind, number and purchase price of shares of common stock, or the amount of cash or amount or type of property, subject to outstanding restricted shares, RSUs and other share-based awards granted under the Equity Incentive Plan and (iv) the terms and conditions of any outstanding awards (including any applicable performance targets).  Equitable substitutions or adjustments other than those listed above may also be made as determined by the plan administrator.  In addition, the plan administrator may terminate all outstanding awards for the payment of cash or in-kind consideration having an aggregate fair market value equal to the excess of the fair market value of the shares of common stock, cash or other property covered by such awards over the aggregate exercise price, if any, of such awards, but if the exercise price of any outstanding award is equal to or greater than the fair market value of the shares of common stock, cash or other property covered by such award, our Board may cancel the award without the payment of any consideration to the participant.  With respect to awards subject to foreign laws, adjustments will be made in compliance with applicable requirements.  Except to the extent determined by the plan administrator, adjustments to incentive stock options will be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code.

Change in Control and Qualifying Termination.  Unless otherwise determined by the plan administrator and evidenced in an award agreement, in the event that (i) a “change in control” (as defined below) occurs and (ii) a participant’s employment or service is terminated by us or any of our successors or affiliates without cause or by the participant for good reason (if applicable) within 12 months following the change in control, then (a) any unvested or unexercisable portion of any award carrying a right to exercise will become fully vested and exercisable, and (b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any award will lapse and such unvested awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved at target performance levels.

In connection with a “change in control,” the Administrator may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding award granted under the Equity Incentive Plan in exchange for payment in cash or other property having an aggregate fair market value equal to the fair market value of the shares, cash or other property covered by such Award, reduced by the aggregate exercise price or purchase price thereof, if any; provided, however, that if the exercise price or purchase price of any outstanding award is equal to or greater than the fair market value of the shares of the common stock, cash or other property covered by such award, the Administrator may cancel such award without the payment of any consideration to the participant.

Definition of Change in Control. For purposes of the Equity Incentive Plan, a “change in control” will mean, in summary, the first to occur of the following events:  (i) a person or entity becomes the beneficial owner of more than 50% of our voting power; (ii) an unapproved change in the majority membership of our Board; (iii) a merger or consolidation of us or any of our subsidiaries, other than (A) a merger or consolidation that results in our voting securities continuing to represent 50% or more of the combined voting power of the surviving entity or its parent and our Board immediately prior to the merger or consolidation continuing to represent at least a majority of the board of directors of the surviving entity or its parent or (B) a merger or consolidation effected to implement a recapitalization in which no person is or becomes the owner of our voting securities representing more than 50% of our combined voting power; or (iv) stockholder approval of a plan of complete liquidation or dissolution of us or the consummation of an agreement for the sale or disposition of substantially all of our assets, other than a sale or disposition to an entity, more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of us immediately prior to such sale or a sale or disposition to an entity controlled by our Board.  However, a change in control will not be deemed to have occurred as a result of any transaction or series of integrated transactions following which our stockholders, immediately prior thereto, hold immediately afterward the same proportionate equity interests in the entity that owns all or substantially all of our assets.

Tax Withholding. Each participant will be required to make arrangements satisfactory to the plan administrator regarding payment of up to the maximum statutory tax rates in the participant’s applicable jurisdiction with respect to any award granted under the Equity Incentive Plan, as determined by the Company.  We have the right, to the extent permitted by applicable law, to deduct any such taxes from any payment of any kind otherwise due to the participant.  With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have us withhold from delivery of shares of common stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of common stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations.  We may also use any other method of obtaining the necessary payment or proceeds, as permitted by applicable law, to satisfy our withholding obligation with respect to any award.

Amendment and Termination of the Equity Incentive Plan. The Equity Incentive Plan provides our Board with authority to amend, alter or terminate the Equity Incentive Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may materially impair the rights of any participant without the participant’s consent.  Stockholder approval of any such action will be obtained if required to comply with applicable law.

Equity Incentive Plan Term. The Equity Incentive Plan will terminate on June 5, 2028 (although awards granted before that time will remain outstanding in accordance with their terms). If stockholders approve this proposal, the Equity Incentive Plan will be extended and will terminate on June 8, 2031.

Clawback.  If the Company is required to prepare a financial restatement due to the material non-compliance with any financial reporting requirement, then the plan administrator may require any Section 16 officer to repay or forfeit to the Company that part of the cash or equity incentive compensation received by that Section 16 officer during the preceding three years that the plan administrator determines was in excess of the amount that such Section 16 officer would have received had such cash or equity incentive compensation been calculated based on the financial results reported in the restated financial statement. The plan administrator may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid cash or equity incentive compensation and how much of such compensation to recoup from each Section 16 officer (which need not be the same amount or proportion for each Section 16 officer).

Indemnification. To the extent allowable pursuant to applicable law, each member of our Board and the plan administrator and any officer or other employee to whom authority to administer any component of the Equity Incentive Plan is delegated shall be indemnified and held harmless by the Company from any loss or expense that may be reasonably incurred by such member in connection with any claim, action or proceeding in which he or she may be involved by reason of any action or failure to act pursuant to the Equity Incentive Plan and against all amounts paid by him or her in satisfaction of judgment in such claim, action or proceeding against him or her, provided, however, that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.

U.S. Federal Income Tax Consequences of Awards under the Equity Incentive Plan

The U.S. federal income tax consequences of the Equity Incentive Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the Equity Incentive Plan.  This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise.  With respect to incentive stock options, the company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the Equity Incentive Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid.  In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the Equity Incentive Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, under Section 162(m) of the Code, the aggregate compensation in excess of $1,000,000 payable to current or former named executive officers (including amounts attributable to equity-based and other incentive awards) may not be deductible by the Company in certain circumstances.

Specific Benefits under the Equity Incentive Plan

The Company has not approved any awards that are conditioned upon stockholder approval of the Equity Incentive Plan. The Company is not currently considering any other specific award grants under the Equity Incentive Plan. If the proposed amendments to the Equity Incentive Plan had been in existence in fiscal 2020, the Company expects that its award grants for fiscal 2020 would not have been substantially different from those actually made in that year under the Equity Incentive Plan.  For information regarding stock-based awards granted to our named executive officers during fiscal 2020, see the material under the heading “Elements of Executive Compensation” below.

The following paragraphs include additional information to help you assess the potential dilutive impact of the Company’s equity awards and the Equity Incentive Plan.

“Overhang” refers to the number of shares of the Company’s common stock that are subject to outstanding awards or remain available for new award grants. The following table shows the total number of shares of the Company’s common stock that were subject to outstanding restricted stock and restricted stock unit awards granted under the Equity Incentive Plan and Prior Plan, that were subject to outstanding stock options granted under the Equity Incentive Plan and Prior Plan, and that were then available for new award grants under the Equity Incentive Plan as of December 31, 2020 and as of March 31, 2021. (In this proposal, the number of shares of the Company’s common stock subject to restricted stock and restricted stock unit awards granted during any particular period or outstanding on any particular date is presented based on the actual number of shares of the Company’s common stock covered by those awards. For awards subject to performance-based vesting requirements, the number of shares presented is based on the maximum level of performance.)

	As of December 31, 2020	As of March 31, 2021
Shares subject to outstanding restricted stock and restricted stock unit awards (excluding performance-based vesting awards)	706,346	700,105
Shares subject to outstanding performance-based vesting restricted stock and restricted stock unit awards	36,058	36,058
Shares subject to outstanding stock options (excluding performance-based vesting options)	1,030,866	969,447
Shares subject to outstanding performance-based vesting options	-	-
Shares available for new award grants	803,527	809,768

Other than the Equity Incentive Plan and the Prior Plan, we do not have any other compensatory plans or arrangements in place under which shares of the Company’s common stock are eligible to be awarded or under which there are outstanding awards with respect to shares of the Company’s common stock. No new awards may be granted under the Prior Plan.

The weighted-average number of shares of the Company’s common stock issued and outstanding in each of the last three fiscal years was 38,574,553 shares issued and outstanding in 2018; 36,739,209 shares issued and outstanding in 2019; and 35,193,325 shares issued and outstanding in 2020. The number of shares of the Company’s common stock issued and outstanding as of December 31, 2020 and March 31, 2021 was 36,423,505 and 36,478,683 shares, respectively.

“Burn rate” refers to the number of shares that are subject to awards that we grant over a particular period of time. The total number of shares of the Company’s common stock subject to awards that the Company granted under the Equity Incentive Plan and Prior Plan in each of the last three fiscal years, and to date (as of March 31, 2021) for 2021, are as follows:

●	635,036 shares in 2018 (which was 1.6% of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2018), of which 251,648 shares were subject to restricted stock and restricted stock unit awards (excluding performance-based vesting awards), 72,116 shares were subject to performance-based vesting restricted stock and restricted stock unit awards, and 311,272 shares were subject to stock options (excluding performance-based vesting options);
●	622,952 shares in 2019 (which was 1.7% of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2019), of which 299,052 shares were subject to restricted stock and restricted stock unit awards (excluding performance-based vesting awards), and 323,900 shares were subject to stock options (excluding performance-based vesting options);
●	415,022 shares in 2020 (which was 1.2% of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2020), of which the entire 415,022 shares were subject to restricted stock and restricted stock unit awards (excluding performance-based vesting awards); and

Thus, the total number of shares of the Company’s common stock subject to awards granted under the Equity Incentive Plan and Prior Plan per year over the last three fiscal years (2018, 2019 and 2020) has been, on average, 1.5% of the weighted-average number of shares of the Company’s common stock issued and outstanding for the corresponding year. Performance-based vesting awards have been included above in the year in which the award was granted.

The total number of shares of our common stock that were subject to awards granted under the Equity Incentive Plan that terminated or expired, and thus became available for new award grants under the Equity Incentive Plan, in each of the last three fiscal years, and to date (as of March 31, 2021) in 2021, are as follows: 304,253 in 2018, 167,888 in 2019, 177,846 in 2020, and 6,241 in 2021. Shares subject to Equity Incentive Plan awards that terminated or expired and became available for new award grants under the Equity Incentive Plan have been included when information is presented in this Equity Incentive Plan proposal on the number of shares available for new award grants under the Equity Incentive Plan.

Our Compensation Committee anticipates that the 750,000 additional shares requested for the Equity Incentive Plan (together with the shares available for new award grants under the Equity Incentive Plan on the annual meeting date and assuming usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards) will provide the Company with flexibility to continue to grant equity awards under the Equity Incentive Plan through approximately the end of 2023 (reserving sufficient shares to cover potential payment of performance-based awards at maximum payment levels). However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares that are subject to the Company’s award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of the Company’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards the Company grants, and how the Company chooses to balance total compensation between cash and equity-based awards.

The closing market price for a share of the Company’s common stock as of March 31, 2021 was $16.12 per share.

Aggregate Equity Awards Previously Granted Under the Equity Incentive Plan

As of March 31, 2021, awards covering 2,666,826 shares of the Company’s common stock had been granted under the Equity Incentive Plan. (This number of shares includes shares subject to awards that expired or terminated without having been exercised and paid and became available for new award grants under the Equity Incentive Plan.) The following table shows information regarding the distribution of all awards among the persons and groups identified below, option exercises and restricted stock unit or other stock awards vesting prior to that date, and option and unvested restricted stock unit or other stock award holdings as of that date.

	Option Awards				Stock Awards
					Number	Number	Number
					of	of	of
	Number of	Number of			Shares/	Shares/	Shares/Units
	Shares	Shares			Units	Units	Outstanding
	Subject to	Acquired	Number of Shares Underlying Options		Subject	Vested	and Unvested
	Past Option	On	as of March 31, 2021		to Past	as of	as of
	Grants	Exercise	Exercisable	Unexercisable	Awards	March 31, 2021	March 31, 2021
Named Executive Officers:
Bernard Acoca President and Chief Executive Officer	206,224	—	81,744	124,480	292,124	95,034	197,090
Laurance Roberts Chief Financial Officer	407,354	96,900	251,189	59,265	107,054	35,084	71,970
Miguel Lozano Chief Operating Officer	17,096	—	4,274	12,822	81,992	5,449	76,543
Total for All Current Executive Officers as a Group (3 persons)	630,674	96,900	337,207	196,567	481,170	135,567	345,603
Michael G. Maselli	—	—	—	—	18,134	5,268	12,866
Samuel N. Borgese	—	—	—	—	28,589	18,521	10,068
Mark Buller	—	—	—	—	25,256	15,188	10,068
William R. Floyd	—	—	—	—	22,824	12,756	10,068
Dean C. Kehler	—	—	—	—	15,336	5,268	10,068
Carol ("Lili") Lynton	—	—	—	—	22,824	12,756	10,068
Douglass Babb	—	—	—	—	15,336	5,268	10,068
John M. Roth	—	—	—	—	17,928	7,860	10,068
Total for all Current Non-Executive Directors as a Group (8 persons):	—	—	—	—	166,227	82,885	83,342
Each other person who has received 5% or more of the options, warrants or rights under the Equity Incentive Plan	—	—	—	—	—	—	—
All employees, including all current officers who are not executive officers or directors, as a group	701,073	124,448	286,381	149,292	687,682	151,757	535,925
Total	1,331,747	221,348	623,588	345,859	1,335,079	370,209	964,870

Vote Required for Approval of the Amendments to the Equity Incentive Plan

Our Board believes that adoption of the amendments to the Equity Incentive Plan will promote the interests of the Company and its stockholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to our success.

All members of our Board and all of the Company’s executive officers are eligible for awards under the Equity Incentive Plan and thus have a personal interest in the approval of the Equity Incentive Plan.

You may vote “FOR” or “AGAINST” or “ABSTAIN” on the approval of the amendments to the Equity Incentive Plan. This proposal shall be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented at the annual meeting and entitled to vote on this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN AS DESCRIBED ABOVE AND SET FORTH IN EXHIBIT A HERETO.

DIRECTOR COMPENSATION

All non-employee directors received both restricted shares and cash compensation. Any directors who are also our employees do not receive compensation for their service as directors. The following table provides compensation information for fiscal 2020 for each of our non-employee directors.

	Fees Earned
	or Paid in	Stock
	Cash	Awards	Total
Name	($)	($) (1) (2)	($)
Michael G. Maselli	$110,000	$110,033	$220,033
Douglas J. Babb	$113,000	$60,032	$173,032
Samuel N. Borgese	$70,000	$60,032	$130,032
Mark Buller	$72,500	$60,032	$132,532
William R. Floyd	$123,000	$60,032	$183,032
Dean C. Kehler	$60,000	$60,032	$120,032
Carol ("Lili") Lynton	$113,000	$60,032	$173,032
John M. Roth	$48,750	$60,032	$108,782

(1)	Represents the grant date fair value of restricted shares granted in 2020, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). Please see Note 11 to our consolidated financial statements in our Annual Report for assumptions made in the valuation of the equity awards.
(2)	As of December 30, 2020, Messrs. Maselli, Babb, Borgese, Buller, Floyd, Kehler, and Roth and Ms. Lynton had 12,866, 10,068, 10,068, 10,068, 10,068, 10,068, 10,068 and 10,068 unvested restricted shares in the aggregate outstanding, respectively.

Each non-employee director received an annual grant of 4,818 restricted shares, calculated by dividing the closing price of our stock on May 6, 2020 by $60,000. On September 1, 2020, Mr. Maselli received additional 2,798 restricted shares, calculated by dividing the closing price of our stock on August 31, 2020 by $50,000. These grants vest ratably based on continued service over three years, and accelerate and fully vest upon a termination of the director’s service by the Company without “cause” or due to the director’s death or “disability.”

In addition, each of our non-employee directors except the Chairman of the Board, received an annual cash retainer fee of $60,000 in 2020, which was paid quarterly. On August 25, 2020, the Board adopted and approved an increase of the annual cash retainer to $110,000 for Michael G. Maselli, the Chairman of the Board. Mr. Maselli received an annual cash retainer fee of $110,000 in 2020, which was paid in equal quarterly installments beginning in the third quarter and was paid a $25,000 cash payment as a retroactive payment for his service in the first and second quarters of fiscal 2020.

Also, we provided the following annual fees for non-employee directors for committee service, which were paid quarterly:

●	Audit Committee chairman: $10,000
●	Compensation Committee chairman: $7,500
●	Nominating and Corporate Governance Committee chairman: $5,000
●	All other committee members: $5,000

In addition, on October 3, 2017, the Board appointed a Special Litigation Committee ("SLC") comprised of William R. ("Bill") Floyd and Carol ("Lili") Lynton to investigate and evaluate the allegations and issues raised in derivative litigation brought by a Company stockholder captioned Diep v. Sather, C.A. No. 12760-VCL , pending in the Court of Chancery of the State of Delaware as well as in a demand letter dated September 26, 2017, by purported Company stockholder Fred

St. John demanding that the Board institute litigation on behalf of the Company relating to similar issues as those in the litigation. On January 11, 2018, Douglas J. Babb was also appointed to serve on the SLC.

The independent directors who serve on the SLC are compensated $4,000 per month for those months in which the SLC is working in earnest and its members are fully engaged. In 2020, each member of the SLC received $48,000 in compensation for service on that committee.

GOVERNANCE OF THE COMPANY

Board Composition

Our certificate of incorporation provides that the number of directors on our Board is to be fixed exclusively pursuant to Board resolution. The exact size of our Board shall be determined from time to time by the Board. Our Board is currently fixed at nine directors.

Our Board is divided into three classes, with each director serving a three-year term and with one class to be elected at each year’s annual meeting of stockholders.

Bernard Acoca, Carol (“Lili”) Lynton, and Michael G. Maselli are Class I directors whose current terms expire at the annual meeting and who were nominated for re-election by our Board to serve for a three-year term expiring at the 2024 annual meeting of stockholders. Douglas J. Babb, William R. Floyd, and Dean C. Kehler are Class II directors whose terms expire at the 2022 annual meeting of stockholders. Samuel N. Borgese, Mark Buller, and John M. Roth are Class III directors whose terms will expire at the 2023 annual meeting of stockholders.

We are a party to a stockholders agreement with the LLC, whose members are investment funds managed by affiliates of Trimaran Capital Partners (with its predecessors and affiliates and certain funds managed by it, collectively, “Trimaran”) and Freeman Spogli, certain members of our management, and other third-party investors. The stockholders agreement provides certain rights to LLC, including registration rights for common stock owned by LLC. The limited liability company operating agreement of LLC also provides rights to Trimaran and Freeman Spogli, including certain registration rights. See “Certain Relationships and Related Party Transactions - Stockholders Agreement” for additional information.

Board Leadership Structure

Two individuals serve as our Chairman and our Chief Executive Officer. Mr. Acoca currently serves as our President and Chief Executive Officer and Mr. Maselli currently serves as the Chairman of the Board. We do not have a policy requiring the separation of these positions. Rather, as our corporate governance guidelines explain, the Board is free to choose its Chairman in any way that it deems best for the Company at any given point in time. Under the circumstances, we currently believe that this separation is appropriate given that it allows our Chief Executive Officer to focus on operational and day-to-day issues and our Chairman to focus on oversight and long-term strategy. Given our growing business, and the daily operational demands and complexities thereof, we believe that this division of labor helps our Chief Executive Officer’s focus and productivity. In parallel, given the growing complexity of our business and the increased burdens on our Board, we believe that this division of labor helps our Chairman and our Board to remain focused on their respective core responsibilities and competencies, and provides a greater role for non-management director participation than would be the case if the Chairman and Chief Executive Officer positions were combined.

Among others, the Chairman’s duties and responsibilities include:

●	presiding at meetings of the Board and stockholders;
●	facilitating communication between the Board and the Company’s management;
●	directing oversight of the Company’s performance;
●	formulating and approving long-term strategy;
●	coordinating agendas and schedules for Board meetings, information flow to the Board and other matters pertinent to the Company and the Board; and

●	being available for consultation and communication with major stockholders as appropriate.

Code of Business Conduct and Ethics

The Board has adopted a code of business conduct and ethics that applies to our directors, executive officers, and employees, available at http://investor.elpolloloco.com/corporate-governance. We expect that any amendments to the code, or any waivers thereto granted to a director or executive officer requiring disclosure under applicable SEC or Nasdaq rules, will be posted on our website.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist it in the exercise of its fiduciary duties and responsibilities to us and to promote the effective functioning of the Board and its committees. Our corporate governance guidelines cover, among other topics:

●	director independence and qualification requirements;
●	board leadership and executive sessions;
●	limitations on other board and committee service;
●	director responsibilities;
●	director compensation;
●	director orientation and continuing education;
●	board and committee resources, including access to officers and employees;
●	succession planning; and
●	board and committee self-evaluations.

Our corporate governance guidelines are available on our website, at http://investor.elpolloloco.com/corporate-governance. We expect that any amendments to the guidelines will be disclosed on our website.

Role in Risk Oversight

The Board oversees a company-wide approach to risk management that is carried out by management, which is designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate risk levels for the Company generally, assesses the specific risks faced by the Company, and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters.

While the Board maintains ultimate oversight responsibility for the risk management process, its committees oversee risk in specific areas. Our Audit Committee oversees management of risks involving accounting and financial reporting, including internal controls. In addition, the Audit Committee oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance. The Audit Committee also receives regular reports on the Company’s cybersecurity compliance and risk management practices.

The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management’s assessment of the risk associated with the Company’s compensation programs covering its employees, including executives. The Compensation Committee also has responsibilities regarding risk related to succession planning. Our Nominating and Corporate Governance Committee oversees management of risks associated with corporate governance and conflicts of interest. At the Board’s instruction, management regularly reports on applicable risks to the Board or to a relevant committee, with additional review or reporting on risks conducted as needed or as requested by the Board and by its committees.

Our Board believes that the process it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and, therefore, does not have a material effect on our choice of the Board’s leadership structure described above under “Board Leadership Structure.”

Oversight of Information Security Risk

Our Chief Privacy Officer, who is also our Vice President of Information Technology, oversees our information security program. Our Board and the Audit Committee receive regular reports on the Company’s cybersecurity and other information technology risks. Management reports quarterly to the Audit Committee regarding information security. We consider each member of our Audit Committee to possess information security experience by way of their oversight responsibilities over this area. In providing such oversight, the Audit Committee may also discuss such processes and controls with our internal and independent auditors.

We identify and address information security risks by employing a defense-in-depth methodology that provides multiple, redundant defensive measures in case a security control fails or a vulnerability is exploited. We leverage internal resources, along with strategic external partnerships, to mitigate cybersecurity threats to the Company. We deploy both commercially available solutions and proprietary systems to manage threats to our information technology environment actively. We employ a robust information security and training program for our employees, including mandatory computer-based training, regular internal communications, and ongoing end-user testing to measure the effectiveness of our information security program. We are externally audited and certified by top information security standards, specifically for PCI DSS, to ensure we comply with this rigorous standard and as part of our Sarbanes Oxley audit process. We regularly engage appropriate external resources regarding emerging threats in order to navigate the diverse cybersecurity landscape. We maintain cybersecurity insurance.

Director Independence

Under the applicable listing requirements and rules of Nasdaq, independent directors must comprise a majority of our Board, subject to certain specified exceptions. In addition, applicable Nasdaq rules require that, subject to specified exceptions, each member of our Audit, Compensation and Nominating and Corporate Governance Committees must be independent within the meaning of applicable Nasdaq rules. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). The Board has reviewed the independence of our directors under the applicable rules of Nasdaq. Based on this review, the Board determined that each of Messrs. Babb, Borgese, Buller, Floyd, Roth and Ms. Lynton are independent under the applicable listing standards of Nasdaq. In making this determination, our Board considered its relationship and other related transactions with each of these non-employee directors (as more fully described in "Certain Relationships and Related Transactions" pages 40 to 42 herein) and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director.

As required under applicable Nasdaq rules, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. Our independent directors held executive sessions four times in 2020 in conjunction with our Board meetings.

Board Committees

Our Board has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee (established in accordance with section 3(a)(58)(A) of the Exchange Act), a Compensation Committee, and a Nominating and Corporate Governance Committee. All Audit, Compensation, and Nominating and Corporate Governance Committee members are independent. Our Board has adopted written charters for each of these committees, current copies of which are available at http://investor.elpolloloco.com/corporate-governance. Our Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Our Audit Committee is currently comprised of William R. Floyd (chairman), Samuel N. Borgese, and Mark Buller. The committee met five times in 2020. The functions of the committee, among other things, include:

●	reviewing our financial statements, including any significant financial items and changes in accounting policies, with our senior management and our independent registered public accounting firm;
●	reviewing our financial risk and control procedures, our compliance programs, and significant tax, legal, and regulatory matters;
●	appointing and determining the compensation for our independent registered public accounting firm;
●	reviewing the procedures established for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, and auditing matters; and
●	reviewing and overseeing our independent registered public accounting firm.

Our Board has determined that Mr. Floyd qualifies as an “Audit Committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

Additionally, our Board has determined that each of Messrs. Floyd, Borgese, and Buller are independent as independence for Audit Committee members is defined under Nasdaq listing standards, and under Rule 10A-3 of the Exchange Act.

Compensation Committee

Our Compensation Committee is currently comprised of Mark Buller (chairman), Douglas J. Babb, and Carol (“Lili”) Lynton. The committee met ten times in 2020. The functions of the committee, among other things, include:

●	overseeing and reviewing the Company’s overall compensation policies, plans and programs, and assessing whether the Company’s compensation philosophy establishes appropriate incentives for management and employees;
●	reviewing and approving at least annually the goals and objectives relevant to the compensation of certain of our key executives, evaluating the performance of these executives in light of those goals and objectives, and determining the compensation of these executives based on that evaluation;
●	reviewing and approving director compensation for service on the Board and Committees;
●	approving the terms and grant of equity awards;
●	reviewing and approving overall compensation programs;
●	reviewing and recommending to the Board employment and severance arrangements for executive officers, including employment agreements and change-in-control provisions, plans or agreements;
●	administering our incentive compensation and equity-based plans
●	overseeing the assessment of risks related to the Company’s compensation policies and programs; and
●	annually reviewing an assessment of any potential conflicts of interest raised by the work of any compensation consultants.

In order to comply with certain SEC requirements, the committee (or a subcommittee thereof) must consist of at least two directors that qualify as “non-employee directors” for the purposes of Rule 16b-3 under the Exchange Act. The Board has determined that Messrs. Buller and Babb, and Ms. Lynton each qualifies as a “non-employee director.”

Our processes and procedures for considering and determining executive and director compensation begin with the compensation guidelines in our corporate governance guidelines, which are developed and reviewed by the Nominating and Corporate Governance Committee and approved by the Board. These guidelines state that directors who are also Company officers are not to receive additional compensation for director service, and that compensation for non-employee directors should be competitive and encourage stock ownership through payment of a portion of compensation in the form of stock, options, or similar securities. Our guidelines also task the Compensation Committee with periodically reviewing the level and form of director compensation, including compared to companies of similar size, industry, and complexity, with changes to director compensation to be proposed to the full Board for consideration. Moreover, regarding delegation of authority, under its charter, the committee may form subcommittees for any purpose that the committee deems appropriate and may delegate to such subcommittees such power and authority as the committee deems appropriate; provided, however, that the committee shall not delegate to a subcommittee any power or authority required by any law, regulation, or listing standard to be exercised by the committee as a whole.

In particular, the committee may delegate the approval of award grants and other transactions and responsibilities regarding the administration of compensatory programs to a subcommittee consisting solely of members of the committee who are (i) “non-employee directors” for the purposes of Rule 16b-3 under the Exchange Act, and (ii) “outside directors” for purposes of section 162(m) of the Internal Revenue Code; provided, however, that no such subcommittee shall consist of fewer than two members.

In addition, the committee may delegate to one or more of our officers the authority to make grants and awards of stock rights or options to any non-section 16 officer of the Company under such of our incentive-compensation or other equity-based plans as the committee deems appropriate and in accordance with the terms of such plans.

Under its charter, our committee may conduct or authorize investigations into or studies of matters within its scope of responsibilities and may retain or obtain the advice of a compensation consultant, legal counsel, or other advisor in its sole discretion. The committee is directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant, legal counsel, or other advisor that it retains. The Company bears all expenses. The committee may select, or receive advice from, a compensation consultant, legal counsel, or other advisor to the committee, other than in-house legal counsel, only after conducting an assessment of, and determining, the advisor’s independence, including whether the advisor’s work has raised any questions of independence or conflicts of interest, taking into consideration the Exchange Act, the factors set forth in the rules of the Nasdaq, and any other factors that the committee deems relevant.

In 2020, the committee engaged Semler Brossy Consulting Group, LLC (the “compensation consultant”), to advise the committee on an ongoing basis as an independent compensation consultant. The compensation consultant reports directly to the committee. While conducting assignments, the compensation consultant interacts with our management when appropriate. Specifically, our Chief People Officer and Senior Vice President, Chief Legal Officer, worked with the compensation consultant to provide information regarding the Company and its executive compensation policies and practices. In addition, the compensation consultant may seek feedback from the committee chairman and other Board members regarding its work before presenting study results or recommendations to the committee. The compensation consultant may be invited to attend committee meetings. The committee determines when to hire, terminate, or replace the compensation consultant, and the projects to be performed by the compensation consultant. In 2020, as in prior years, the committee requested the compensation consultant to assist in review of Board compensation and executive compensation review and benchmarking against the Company’s peers. Except as described in this paragraph, the compensation consultant did not perform any other services to the Company or its management during fiscal 2020.

After review and consultation with the compensation consultant, the committee determined that there was no conflict of interest resulting from retaining the consultant in fiscal 2020. The committee is retaining the compensation consultant to advise the committee on certain compensation matters in 2021, but under its charter the committee has the discretion to retain, or not to retain, compensation consultants and other advisors in its sole discretion.

Compensation Committee Interlocks and Insider Participation

During 2020, Compensation Committee members included Douglas J. Babb, Mark Buller, and Carol (“Lili”) Lynton. None of these individuals during that year or otherwise formerly was our officer or employee or had any relationship requiring disclosure under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of the board of directors, compensation committee, or other board committee performing equivalent functions, of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is currently comprised of Samuel N. Borgese (chairman), William R. Floyd, and John M. Roth. The committee met once in 2020. The duties, responsibilities, and processes of the committee for identifying and evaluating nominees for director, among other things, include:

●	identifying, recruiting, and, if appropriate, interviewing candidates to fill positions on the Board, including persons suggested by stockholders or others;
●	reviewing the backgrounds and qualifications of individuals being considered as director candidates;
●	reviewing and recommending to the Board the director nominees for election by the stockholders or appointment by the Board, as the case may be, pursuant to our bylaws;
●	reviewing the suitability for continued service as a director of each director when his or her term expires and when he or she has a change in status, including, but not limited to, an employment change, and to recommend whether or not the director should be re-nominated;
●	recommending director nominees and Board members for committee membership;
●	reviewing our corporate governance guidelines; and
●	overseeing the evaluation of the Board and its committees.

As discussed above in the Q&A, the committee will consider director candidates recommended by stockholders. The committee does not have any specific requirements for candidates and nominees, but is tasked by its charter to consider:

●	Experience,
●	Skills,
●	Expertise,
●	Personal and professional integrity,
●	Character,
●	Business judgment,
●	Diversity,
●	Time availability in light of other commitments,
●	Dedication,
●	Conflicts of interest, and
●	Such other relevant factors as the committee considers appropriate in the context of the needs of the Board.

As a practical matter, the committee seeks candidates who contribute complimentary and relevant strengths, including diverse perspectives, diverse personal backgrounds, and diverse professional backgrounds encompassing retail, real estate, management, operations, finance, accounting, marketing, and law.

Similarly, under its corporate governance guidelines, the Board in evaluating nominees may apply all criteria it deems appropriate, including:

●	Whether a nominee has the experience, knowledge and skills necessary to make a meaningful contribution to the Board’s oversight of the Company’s business and affairs,
●	A nominee’s reputation for honesty and ethical conduct in his or her personal and professional activities,
●	A candidate’s time availability in light of other commitments,
●	Age,

●	Potential conflicts of interest,
●	Material relationships with the Company,
●	Independence from the Company and its management, and
●	A diversity of backgrounds and experiences.

As indicated, diversity in its many forms is important to the committee and to the Board in director selection as part of the holistic process of candidate and nominee evaluation. The committee’s responsibilities under its charter include (i) reviewing annually with the Board the composition of the Board as a whole and recommending, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise, and diversity required for the Board as a whole, and (ii) annually evaluating the committee’s performance. Similarly, the Board is tasked under its corporate governance guidelines with conducting annual self-assessments of the performance of the Board and of each of its committees, the results of which will be discussed with the full Board and with each committee, including reviews of any areas where Board members or management believe that the Board can better contribute to the Company. The Board will use the results to determine the characteristics and skills required of prospective Board members and for committee assignments. Therefore, at both the committee and at the Board level, feedback mechanisms help assessment of diversity, recruitment, and other policies.

Board Meetings

The Board held 16 meetings or special meetings in 2020. Each incumbent director attended at least 75% of the aggregate of the total number of board meetings and the total number of committee meetings held in 2020 while that director served on the board and on those committees.

This behavior is in accordance with our corporate governance guidelines, which state that directors are expected to spend the time and effort necessary to properly discharge their responsibilities, by regularly attending Board and committee meetings, and by reviewing, prior to meetings, material distributed in advance for those meetings.

Annual Meeting Attendance

Pursuant to our corporate governance guidelines, directors are expected to attend our annual meeting of stockholders, and a director who is unable to attend, which it is understood will occur on occasion, is expected to notify our Chairman. In 2020, all nine directors then on the Board attended our annual meeting.

Succession Planning

The Board, led by the Compensation Committee, plans for Chief Executive Officer succession. To assist the Board and the Compensation Committee, the Chief Executive Officer prepares and distributes to the Compensation Committee an annual assessment of each officer’s performance and his or her ability to succeed the Chief Executive Officer or another senior officer, which assessments are used for succession planning purposes. In addition, the Chief Executive Officer prepares and maintains a short-term succession plan delineating temporary delegations of authority in the event that one or more senior officers unexpectedly become unavailable or incapacitated. This short-term succession plan is approved by the Board and effective in an emergency unless and until the Board takes other action.

EXECUTIVE OFFICERS

Executive Officers

In addition to Bernard Acoca, our Chief Executive Officer and President, whose biography is included under the heading “Director Biographies,” our executive officers as of April 29, 2021, are as follows:

Name	Age	Position
Laurance Roberts	61	Chief Financial Officer
Miguel Lozano	57	Chief Operating Officer

Miguel Lozano was appointed as our Chief Operating Officer on April 1, 2019.  Before joining the Company, Mr. Lozano, spent twenty-three years at Starbucks in various capacities, most recently as Regional Vice President of Operations for Los Angeles, Central, and Coastal California from 2011 to April 2019.  Prior to that he served as Director of Operations, from 1996 to 2011, leading stores in the Orange County, California area, as well as Director of Business Systems Transformation from 2005 to 2009.  Mr. Lozano also held positions with Carlton Restaurants Worldwide and began his career as a Restaurant General Manager and Area Leader with the Company.

Laurance Roberts has been our Chief Financial Officer and Treasurer since July 2013. From 2008 to 2012, he was Chief Operating Officer of KFC, a major fried chicken restaurant chain and a division of Yum! Brands.  In 2008, he was also General Manager of KFC Restaurant Operating Company.  Before that, he spent three years as Chief Financial Officer of KFC, and three years as Chief Financial Officer of Yum! Brands’ Pizza Hut joint venture in the United Kingdom.  Mr. Roberts holds an MBA from the University of Michigan and a bachelor’s degree in economics from Bucknell University.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis ("CD&A") provides an overview of our overall executive compensation program, including the philosophy and goals, main components of pay and the decision making process with respect to each of our Named Executive Officers (“NEOs”) for 2020. We believe our compensation programs reflect our commitment to adhere to best practices and only reward positive performance.

For 2020 our NEOs were:

●	Bernard Acoca, President and Chief Executive Officer
●	Laurance Roberts, Chief Financial Officer
●	Miguel Lozano, Chief Operating Officer

Executive Summary

Fiscal 2020 - Year in Review

Fiscal 2020 was a year of disruption but also perseverance. Like many in our industry, the COVID-19 pandemic significantly disrupted our business operations. With the official pandemic declaration in March, there were numerous federal, state, and local requirements to respond to, including all public health requirements, stay-at-home directives, and restaurant operations restrictions.

Through this significant time of change, we led through the pillars of our transformation agenda. We used this opportunity to focus on the customer experience leveraging technology and speed of service. Additionally, throughout the pandemic, we focused on our greatest asset, our team members, through our people-first culture. We brought new programs and benefits, including special incentives, to our team members to support them during this difficult time. Utilizing streamlined deployment methods, we have continued to simplify operations and brought a new curbside service to our customers to increase speed of service and create a frictionless experience with our customers.

As a result of the transformation agenda and additional Company strategies, we achieved:

●	Adjusted EBITDA and revenue results, which were the performance metrics used to determine the NEO’s annual non-equity incentive compensation plan ("Annual Incentive Plan") award and such performance resulted in a Company performance factor under the Annual Incentive Plan at 50.2% of target, which we believe demonstrates the rigor of our performance metrics. See our 2020 Annual Report on Form 10-K ("Annual Report") filed on March 15, 2021 for more details on how our adjusted EBITDA is calculated.
●	In fiscal 2020, comparable restaurant sales system-wide decreased 2.4%.

Overall Compensation Philosophy

We believe our compensation programs serve three primary purposes.

●	To successfully execute our organizational strategy, it is critical to attract, retain, and motivate our employees.
●	We hold our executive officers accountable for Company performance through the use of performance-based incentive compensation.
●	We align the interests of management with our stockholders through the use of equity incentives that vest over time and stock ownership requirements. At the heart of our compensation programs is a pay-for-performance philosophy. Our named executive officers have a significant percentage of their compensation “at risk,” meaning that if the Company performs at, above, or below its target goals, the named executive officer will be paid at above or below his or her target compensation. If the Company performs below its target goals, the named executive officer will be paid below his or her target compensation.

WHAT WE DO
☑	Pay-for-Performance Philosophy: A significant portion of our NEO’s target compensation is variable tied to achievement of performance goals or stock price appreciation.
☑	Emphasize Long-Term Performance: Our long term incentive ("LTI") program focuses on achieving strategic objectives with vesting over a four-year period.
☑	Independent Compensation Consultant: The consultant is retained by and reports directly to the Compensation Committee and does not have any other consulting engagements with management or the Company.
☑

Provide Limited Perquisites: Our NEOs receive perquisites consistent with industry practices and participate in the same plans generally at the same level and offering made available to other employees.

☑	Mitigate Risk: The Compensation Committee reviews our compensation programs annually and makes revisions to mitigate undue risk and align with market best practices.
☑	Clawback Policy: Clawback provisions provide the ability to recover equity-based incentive compensation or awards based on fraud or material misconduct.

WHAT WE DON’T DO
⌧	No Tax Gross-Ups: We do not provide any tax gross-ups on perquisites or benefits.
⌧	Reprice or buyout of underwater stock options: We do not allow the repricing of stock options without stockholder approval.
⌧

No Short Sale Transactions. Hedging and Pledging transactions are not permitted: We do not permit any director or officer to engage in short sales, put or call transactions, hedging, or other similar transactions. Directors or officers may not margin or borrow against any Company stock.

We believe these practices, along with our pay-for-performance philosophy, combine to create a compensation program aligned with the interests of our stockholders.

Elements of Executive Compensation

The following table provides information regarding the elements of our executive compensation program.

ELEMENT	FORM	OBJECTIVE AND BASIS
Base Salary	Cash	● Attract and retain highly qualified executives. ● Determined based on skills, experience, contribution, external benchmarking and performance when reviewed on an annual basis.
Annual Incentive Plan	Cash
●
Linked to the Company’s annual financial and strategic performance.
●
Target Annual Incentive Plan award is a percentage of base salary.
●
Actual payout based on financial performance against established adjusted EBITDA and revenue targets and an individual performance factor as a modifier.

Long-Term Incentive	Restricted Share Awards ("RSAs") and Stock Options
●
Align the interests of our NEOs with those of our stockholders; motivate them to create value in the Company over a longer term.
●
Options provide value only if share price increases.
●
RSAs supplement options and promote long-term retention and alignment with stockholders.

Stockholder Advisory (Non-Binding) Vote on Executive Compensation

In 2020, stockholders voted on the compensation of our NEOs (this vote is commonly referred to as a “say on pay” vote).  At our 2020 annual meeting, approximately 98% of the votes cast supported our say-on-pay proposal.  The Compensation Committee believes this high degree of stockholder support for our inaugural say-on-pay proposal affirms stockholders’ support of our executive compensation program.

We will have our second say on pay vote this year, and going forward on an annual basis so that our stockholders may annually express their views on our executive compensation program. The Compensation Committee intends to consider the outcome of stockholders votes on our executive compensation program when making future compensation decisions for our NEOs.

Our Executive Compensation Process

Compensation Committee
●
The Compensation Committee oversees and approves key aspects of executive compensation with input from our Board and its independent compensation consultant. This includes our Chief Executive Officer's and other executive officers’ salaries, targets and payouts under the Annual Incentive Plan, LTI structure and awards and any executive perquisites or other benefits.
●
The Compensation Committee considers the factors above, consults with its independent compensation consultant, as well as data provided by the Chief Executive Officer regarding the performance of executive officers who report to him in determining compensation for our NEOs. The Compensation Committee also reviews the Chief Executive Officer’s performance against his Board-approved Company and business objectives. (He is not present during any deliberations or determinations regarding his compensation.)
●
The Compensation Committee considers competitive market and peer data to align the Company’s total pay opportunities and outcomes.

Management
●
The Chief Executive Officer and Chief People Officer work closely with the Compensation Committee in managing the executive compensation program, provide input and attend meetings of the Compensation Committee.
●
The Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation for each executive officer (other than his own).
●
The Chief People Officer presents recommendations supported by market data to the Compensation Committee on the full range of annual executive compensation decisions, including (i) annual and long-term incentive compensation plans, (ii) target competitive positioning of executive compensation, and (iii) target total direct compensation for each executive officer.

Independent Compensation Consultant
●
The Compensation Committee’s independent compensation consultant, Semler Brossy, provides research, survey information and analysis, incentive design expertise and other analyses related to compensation levels and design. Semler Brossy also updates the Compensation Committee on trends and developments related to executive compensation design and provides its views to the Compensation Committee on best practices, including competitiveness when evaluating executive pay programs and policies.
●
Semler Brossy has been retained by and reports directly to the Compensation Committee and does not have any other consulting engagements with management or the Company.

Use of Quantitative and Qualitative Measurements. We believe compensation should be based on factors that can be objectively determined, such as how well we have attained our earnings goals. For 2020, our Annual Incentive Plan awards were determined based 60% on our adjusted EBITDA and 40% on our revenue achieved against target goals for the year. In addition, the Compensation Committee may adjust the payout under the Annual Incentive Plan from 0% to 140% of the amount attributable to the Company performance metrics based on an individual performance factor. This individual performance factor is assessed based on an individual’s contribution to the Company’s objectives.

Market Data. As part of the annual executive compensation process, the Compensation Committee reviews compensation levels, practices, and pay of executives serving in comparable positions at peer group companies. In 2020, both peer group proxy data and industry-comparative compensation surveys were reviewed.

The Compensation Committee reviews the composition of the peer group on an annual basis in consultation with its independent compensation consultant. In selecting our peer group, we focus on companies that are similar to us in terms of industry, size and business characteristics.

Our Compensation Committee compared our compensation with that of the following companies considered as a group (collectively the “Peer Group”):

PEER GROUP
BJ’s Restaurants Inc.	Fiesta Restaurant Group, Inc.	Potbelly Corporation
Chuy’s Holdings, Inc.	Jamba Juice Co.	Red Robin Gourmet Burgers, Inc.
Denny’s Corporation	Krispy Kreme Doughnuts Inc.	Sonic Corp.
Dine Brands Global, Inc.	Noodles & Company

Named Executive Officer Compensation

Compensation to our named executive officers consists of four elements: base salary, annual cash incentive awards, long-term incentive awards, and “other” compensation items (including perquisites, benefits and severance).

Distribution of Compensation

We weight a greater proportion of total compensation toward performance-based components such as annual cash incentive awards, which can increase or decrease to reflect changes in corporate and individual performance on an annual basis, and long-term compensation, which can reinforce management’s commitment to enhancing profitability and stockholder value over the long-term.

A significant percentage of our named executive officers’ total direct compensation is variable based on performance factors (including our share price, in the case of long-term incentive awards). We believe this type of variable compensation supports our pay-for-performance philosophy. For 2020, 72% of Mr. Acoca’s total direct compensation as Chief Executive Officer was variable, based on performance factors, and for all of our named executive officers as a group, between 67-75% of their total direct compensation as named executive officers was variable, based on performance factors.

Base Salary

Base salaries are intended to provide a base level of compensation and are paid in recognition of the skills, experience, and business contribution of our named executive officers. Salaries for our named executive officers are reviewed on an annual basis. In setting base salary, we consider the performance of the named executive officer, Company performance, tenure of the named executive officer, prior changes to the named executive officer’s compensation, internal equity, and external benchmarking of similarly situated executives in our Peer Group described above. For newly hired executives, we also consider the level of compensation necessary to attract the executive to the Company.

The Compensation Committee determined to increase each named executive officer’s base salary for 2020 based on its assessment of each executive’s performance in 2019. The base salaries for each of the NEOs during fiscal 2020 and 2019 are set forth below.

Base Salary
Annualized Rate
Named Executive Officer	Fiscal 2020	Fiscal 2019	% Change
Bernard Acoca	$650,000	$597,000	9%
Laurance Roberts	$388,219	$379,000	2%
Miguel Lozano	$334,750	325,000	3%

Annual Incentive Plan

Our named executive officers participate in an annual cash incentive plan which provides them an opportunity to earn a cash award based on the attainment of certain pre-determined goals of the Company. For 2020 these goals were based on: (i) adjusted EBITDA, and (ii) revenue comprised of company sales (95% of revenue target) and franchisee royalty income (5% of revenue target). Payouts based on the attainment of these performance goals may range from 0% to 180% of the target award. Payouts are also subject to an individual performance factor (“IPF”). The individual performance factor can adjust the achievement of the Company performance metrics range from 0% to 140% of the amount attributable to the Company performance metric. See our 2020 Annual Report on Form 10-K ("Annual Report") filed on March 15, 2021 for more details on how our adjusted EBITDA is calculated.

Goals are established by the Board in the first quarter of the applicable fiscal year and range from a minimum (or threshold) level to a maximum level, with a target level in between. Each named executive officer has a targeted award potential expressed as a percentage of salary. Notwithstanding such targets, our Board has discretion to reduce the size of any award if it believes the interests of our stockholders would be better served thereby.

For fiscal year 2020, our named executive officers’ target Annual Incentive Plan award (as a percentage of their base salary) were as follows:

Annual Incentive Plan Target
Percentage of Base Salary
Named Executive Officer	Fiscal 2020
Bernard Acoca	100%
Miguel Lozano	75%
Laurance Roberts	75%

For fiscal year 2020, the threshold, target and maximum Company Annual Incentive Plan targets were weighted at 60% for achievement of EBITDA targets and at 40% for revenue based on the following performance target amounts, and the Company’s actual results.

Despite the significant disruptions to our business in 2020 caused by the COVID-19 pandemic, the Compensation Committee set the target EBITDA and revenue performance amounts at approximately the same level as in 2019, which the Compensation Committee viewed as rigorous targets for 2020 in light of the negative impacts of the pandemic.  Once the original 2020 EBITDA and revenue targets were established, the Compensation Committee determined not to make any adjustments as a result of the COVID-19 pandemic. As shown below, this resulted in each NEO receiving a significantly below target bonus payment for 2020.

The Annual Incentive Plan percentage payout for Company performance are as follows:

Fiscal Year 2020 Annual Incentive Plan
Company Performance Factor
	Adjusted EBITDA	Revenue	% Payout
Threshold	$57.6 million	$420.1 million	25%
Target	$64.0 million	$433.1 million	100%
Maximum	$73.0 million	$452.6 million	180%
Actual*	$61.6 million	$403.0 million	50.2%

* The Company achieved 83.6% of the adjusted EBITDA target and 0% of the revenue target

The Annual Incentive Plan payout achieved by each NEO based on the Company’s performance, the adjustment for an individual performance factor ("IPF") for each NEO, and the actual 2020 Annual Incentive Plan payout received by each NEO are set forth in the table below.

Fiscal Year 2020 Annual Incentive Plan
2020 Payout
			Fiscal		Actual
		Fiscal	2020		Fiscal
		2020	Annual		2020
		Annual	Incentive		Annual
		Incentive	Plan		Incentive
Named	Fiscal	Plan	($)		Plan
Executive	2020	Target	50.2%		payout
Officer	Salary	(%)	Payout	IPF	($)	Rationale for IPF Adjustment
Bernard Acoca	$650,000	100%	$325,989	100%	$325,989

For 2020 Incentive Plan payouts, because this was a year of shared sacrifice throughout the organization, many going above and beyond to drive company performance, bonus eligible employees received the same bonus award payout at a 100% Individual Performance Factor, including our NEOs. It was important to be consistent across the organization and share the results achieved across the organization.

Laurance Roberts	$388,219	75%	$146,025	100%	$146,025

Miguel Lozano	$334,750	75%	$125,913	100%	$125,913

Long-Term Incentive Awards

We provide long-term incentive compensation to our named executive officers pursuant to our 2018 Omnibus Equity Incentive Plan (the "2018 Incentive Plan"). We believe that long-term incentive awards help to align the interests of our named executive officers with those of our stockholders, motivate them to create value in the Company over a longer term than annual cash incentive awards, and encourage our named executive officers to avoid taking excessive risks. We have previously granted four types of long-term incentive awards applicable to our named executive officers: restricted stock awards, restricted stock unit awards, stock option awards, and in the case of Mr. Acoca, performance-based restricted stock awards.

In determining the aggregate amount of long-term incentive awards to grant each named executive officer, we consider the individual’s performance, the expense recognized by the Company for equity grants, the potential dilutive effect equity grants may have on existing stockholders, the number of shares available for grant in our 2018 Incentive Plan, comparisons to our Peer Group and the accumulated wealth prior equity awards have created. In considering which type of equity grant to make our named executive officers, we consider the motivational effect each award will have. While stock options motivate our named executive officers by providing potential gain if our stock price increases, our stock awards, both time-based and performance-based, more directly expose our named executive officers to the effects of a decrease in our stock price.

Restricted Share Awards

We granted restricted shares to our named executive officers. All restricted shares generally vest in four equal annual installments commencing on the one-year anniversary of grant. During the period while the restricted shares remain unvested, the grantees have all the rights of a stockholder with respect to the restricted shares except the right to transfer the restricted shares (including the right to vote restricted shares and to receive ordinary dividends paid to or made with respect to the restricted shares, if any).

In fiscal year 2020, the Board granted restricted shares to our named executive officers as follows:

Restricted Shares
Named Executive Officer	# of Shares	Grant Date Fair Value
Bernard Acoca	80,260	$1,000,040
Miguel Lozano	60,196	$750,042
Larry Roberts	40,128	$499,995

The aggregate amount of the 2020 long-term incentive awards granted to each named executive officer was determined by our Compensation Committee based on the factors described above. In addition, Mr. Lozano received a larger grant due to the continued acceleration of operations performance in several key areas. He drove meaningful results throughout the pandemic, including restaurant operating profit and improved speed of service.

Other Compensation

Perquisites & Benefits. In fiscal 2020, we provided our named executive officers certain perquisites and benefits, generally at the same level and offering made available to other employees, including our 401(k) Plan, health care plans, life insurance plans, and other welfare benefit programs. In addition, each of our named executive officers was entitled to an automobile allowance and fuel costs. Each named executive officer also received supplemental disability insurance coverage and reimbursement of certain out-of-pocket medical expenses.

The Company sponsors a 401(k) plan that permits its employees, subject to certain eligibility requirements, to contribute up to 25% of their qualified compensation to the plan. The Company matches 100% of the employees’ contributions of the first 3% of the employees’ annual qualified compensation, and 50% of the employees’ contributions of the next 2% of the employees’ annual qualified compensation. The Company’s matching contribution immediately fully vests.

Sign-on Bonuses, New Hire Equity Awards and Relocation Payments. The Company occasionally provides sign-on bonuses, new hire equity awards, and relocation payments when the Compensation Committee determines it necessary and appropriate to attract top executive talent. These awards are utilized to help offset compensation an executive forfeits from their previous company to join the Company. We typically require the newly hired executive to return the full award amount of any sign-on bonuses and relocation payments if they voluntarily leave the Company within a certain period of time after hire and new hire equity awards are subject to a time-based vesting period.

Other Compensation Policies

Policy on Hedging and Pledging Transactions

We do not permit any director or officer of the Company to engage in short sales, transactions in put or call options, hedging transactions or other similar transactions designed to allow an individual to “lock in” appreciation in value or hold securities of the Company without the full risks and rewards of ownership. In addition, no director or officer of the Company may margin, or make any offer to margin, any of the Company’s stock, or borrow against such stock, at any time.

Description of Employment Agreements

We have entered into employment agreements with each of our named executive officers.  Each of the employment agreements provides for an initial term ranging from one year to eighteen months, and automatically renews for an additional one-year term, unless either party provides 60 days’ notice prior to the end of the term. We have also entered into indemnification agreements with each of our named executive officers.

Bernard Acoca

In connection with his appointment as the Company’s President and Chief Executive Officer in 2018, we entered into an employment agreement with Bernard Acoca. Mr. Acoca receives an initial annual base salary of $550,000, a target annual cash incentive award equal to 100% of base salary and, starting in 2019, an annual discretionary equity grant, as determined by the Board, and certain other benefits and perquisites as more fully described above in the “Perquisites & Benefits” section. Mr. Acoca’s employment with us may be terminated at any time by either party, provided that Mr. Acoca is required to provide us with 90-day advance notice in case of resignation.  The employment agreement provides that in the event that Mr. Acoca’s employment is terminated due to death or disability he will be entitled to a prorated annual cash incentive award for the year of termination based on actual performance. The employment agreement also provides that in the event that Mr. Acoca’s employment is terminated without "cause" or for "good reason" (as such terms are defined in Mr. Acoca's employment agreement), then he will be entitled to a prorated annual cash incentive award for the year of termination based on actual performance (the "Pro-Rata Annual Cash Incentive") and continuation of payment of base salary for eighteen months, subject, in each case, to the execution of a general release and compliance with applicable restrictive covenants. In the event that Mr. Acoca’s employment is terminated by the Company without "cause" by Mr. Acoca for "good reason" (as such terms are defined in Mr. Acoca's employment agreement), or due to a non-renewal of the term of the agreement by the Company, then he will be entitled to the Pro-Rata Annual Cash Incentive and continuation of base salary for eighteen months (or for the remaining term of the agreement, in the case of a non-renewal), subject, in each case, to the execution of a general release and compliance with applicable restrictive covenants. In the event that Mr. Acoca’s employment is terminated by the Company without cause, by Mr. Acoca for good reason, or due to a non-renewal of the term of the agreement by the Company, within two years following a change in control of the Company, in addition to the severance described in the preceding sentence, Mr. Acoca will be entitled to accelerated vesting of his outstanding equity awards (other than certain performance vesting awards), with performance vesting conditions deemed achieved at target, subject to the execution of a general release and compliance with applicable restrictive covenants. Mr. Acoca’s employment agreement contains an indefinite confidentiality covenant and 12-month post-termination covenants relating to non-interference with the Company’s business relationships and non-solicitation of the Company’s employees and consultants.

Laurance Roberts

We entered into an employment agreement in 2013 with Mr. Roberts. The employment agreement provides that Mr. Roberts will receive a salary equal to $300,000, which may be increased in our sole discretion, will receive a $600 per month transportation allowance, will be eligible to earn annual cash incentive awards with a target of 75% of his then current base salary, will be eligible to participate in the Company’s equity-based compensation plan, and will be entitled to certain other benefits and perquisites as more fully described above in the “Perquisites & Benefits” section. Mr. Roberts’ employment with us may be terminated at any time by either party, provided that Mr. Roberts is required to provide us with 90-day advance notice in case of resignation. If we terminate Mr. Roberts’ employment without “cause” or he resigns for “good reason” (as such terms are defined in Mr. Roberts’ employment agreement), and provided that he signs a general release of claims, Mr. Roberts will be entitled to continuation of base salary for 12 months following termination of employment. In addition, in case of any termination of employment, except termination by us for cause or voluntary resignation by Mr. Roberts without good reason, Mr. Roberts will be entitled to a Pro-Rata Annual Cash Incentive for the year of termination based on our actual performance. Mr. Roberts’ employment agreement contains an indefinite confidentiality covenant and 12-month post-termination covenants relating to non-interference with the Company’s business relationships and non-solicitation of the Company’s employees and consultants.

Miguel Lozano

In 2019, we entered into an employment agreement with Mr. Lozano. The employment agreement provides that Mr. Lozano will receive a salary equal to $325,000, which may be increased at the sole discretion of the Board, will be eligible to earn annual cash incentive awards with a target of 75% of his then current base salary, will be eligible to participate in the Company’s equity-based compensation plan and will be entitled to certain other benefits and perquisites as more fully described above in the “Perquisites & Benefits” section.  Mr. Lozano’s employment with us may be terminated at any time by either party, provided that Mr. Lozano is required to provide us with 90-day advance notice in case of resignation. The employment agreement provides that in the event that Mr. Lozano’s employment is terminated due to death or disability he will be entitled to a Pro-Rata Annual Cash Incentive for the year of termination based on actual performance. If we terminate Mr. Lozano’s employment without “cause” or he resigns for “good reason” (as such terms are defined in Mr.

Lozano’s employment agreement), and provided that he signs a general release of claims, Mr. Lozano will be entitled to the Pro-Rata Annual Cash Incentive and continuation of base salary for 12 months following termination of employment. Mr. Lozano’s employment agreement contains an indefinite confidentiality covenant and 12-month post-termination covenants relating to non-interference with the Company’s business relationships and non-solicitation of the Company’s employees and consultants.

Change in Control Provisions in Equity Awards

The 2018 Incentive Plan provides that, except as otherwise provided in an award agreement, if a “change in control” of the Company occurs (as such term is defined in the 2018 Incentive Plan) and the award holder’s employment or service is terminated by the Company without “cause” or by the award holder for “good reason” (as such terms are defined in the 2018 Incentive Plan) within 12 months following the change in control, then the outstanding and unvested equity awards will fully vest (with any performance conditions deemed to be achieved at target performance levels). The Compensation Committee, who administers the 2018 Incentive Plan, may also provide for the acceleration of outstanding and unvested equity awards upon a change in control of the Company.

Compensation Policies and Practices as They Relate to Risk Management

In 2020, our Compensation Committee reviewed our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks. In connection with its evaluation, our Compensation Committee considered, among other things, the structure, philosophy and design characteristics of our primary incentive compensation plans and programs in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives. Based on this assessment, our Compensation Committee concluded that risks arising from our compensation policies and practices for all employees, including executive officers, are not reasonably likely to have a material adverse effect on us.

Tax Considerations

Prior to its amendment by the Tax Cuts and Jobs Act (“Tax Legislation”), which was enacted December 22, 2017, Section 162(m) of the Internal Revenue Code disallowed a tax deduction to public companies for compensation paid in excess of $1 million to "covered employees" (generally, such company's chief executive officer and its three other highest paid executive officers other than its chief financial officer). Prior to the Tax Legislation, there was an exception to this $1 million limitation for performance-based compensation if certain requirements were met.

The Tax Legislation generally amended Section 162(m) to eliminate the exception for performance-based compensation. The $1 million compensation limit was also expanded to apply to a public company's chief financial officer and apply to certain individuals who were covered employees in years other than the then-current taxable year. The Tax Legislation provides for "grandfathering" of awards in effect as of November 2, 2017 if certain conditions are met, including lack of modification of the terms of the awards. As in prior years the Company will continue to take into account the tax and accounting implications (including with respect to the expected lack of deductibility under the revised Section 162(m)) when making compensation decisions, but reserves its right to continue to make compensation decisions based on other factors if it determines that it is in the best interests of the Company and its stockholders to do so. Further, the Company may determine to make changes or amendments to the Company's existing compensation programs in order to revise aspects of our executive compensation programs that were initially designed to comply with Section 162(m) but that may no longer serve as an appropriate incentive measure for our executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed our Compensation Discussion and Analysis section with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis section be included in this proxy statement on Schedule 14A.

Compensation Committee

Douglas Babb

Mark Buller

Carol (“Lili”) Lynton

The foregoing report of the Compensation Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

EXECUTIVE COMPENSATION TABLES

2020 Summary Compensation Table

The following table summarizes the compensation for 2020 and 2019 awarded to, earned by or paid to our NEOs.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
			Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	Salary ($)	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($)
Bernard Acoca	2020	$650,000	—	$1,000,040	$—	$325,989	$35,237	$2,011,266
President & Chief Executive Officer	2019	$597,014	—	$500,000	$327,862	$488,596	$28,543	$1,942,015
Laurance Roberts	2020	$388,219	—	$499,995	$—	$146,025	$32,415	$1,066,654
Chief Financial Officer	2019	$378,750	—	$250,000	$163,931	$211,343	$34,532	$1,038,556
Miguel Lozano	2020	$334,750	—	$750,042	$—	$125,913	$36,078	$1,246,783
Chief Operating Officer	2019	$241,250	$20,000	$250,000	$65,579	$146,874	$27,824	$751,527

(1)	For 2019, Mr. Lozano received a cash sign-on bonus of $20,000 pursuant to his employment agreement entered into in March 2019 in connection with his appointment as Chief Operating Officer.
(2)	Amounts shown in this column represent the aggregate grant date fair value of restricted share awards and restricted share unit awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 11 to our audited financial statements, included within our Annual Report.
(3)	Amounts shown in this column represent the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 11 to our audited financial statements, included within our Annual Report.
(4)	Amounts shown in this column represent performance-based compensation earned by our NEOs pursuant to achievement of performance criteria set by the Board under our Annual Incentive Plan. The material terms of the Annual Incentive Plan compensation paid to our named executive officers with respect to the 2020 fiscal year are described above in the section entitled “Named Executive Officer Compensation - Annual Incentive Plan.
(5)	“All Other Compensation” includes the following perquisites and benefits with respect to fiscal 2020:
●	Gas Card Benefits: Messrs. Acoca, Roberts and Lozano received amounts of $1,554, $1,036, and $2,412, respectively.
●	401(k) Plan Matching Contribution: Messrs. Acoca, Roberts and Lozano received amounts of $8,254, $8,740, and $8,000, respectively.
●	Auto Allowance: Messrs. Acoca, Roberts, and Lozano received amounts of $7,200, $7,200, and $7,200 respectively.
●	Other Benefits (including health and welfare benefits): Messrs. Acoca, Roberts, and Lozano received amounts of $18,228, $15,439, and $18,466, respectively.

Amounts reported for 2019 under the “All Other Compensation” column have been updated from last year’s proxy statement to include the full cost of the health and welfare benefits provided to the NEOs during 2019.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table sets forth outstanding equity awards as of December 30, 2020. For more information on the equity awards granted in fiscal 2020, see the “Named Executive Officer Compensation - Long-Term Incentive Awards” section above.

		Option Awards					Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market or
				Equity					Number	Payout
				Incentive			Number		of	Value of
				Plan Awards;			of	Market	Unearned	Unearned
		Number of	Number of	Number of			Shares	Value of	Shares,	Shares,
		Securities	Securities	Securities			or units	Shares or	Units, or	Units, or
		Underlying	Underlying	Underlying			of Stock	Units of	Other	Other
		Unexercised	Unexercised	Unexercised	Option		That	Stock That	Rights	Rights
		Options	Options	Unearned	Exercise	Option	Have	Have Not	that have	that have
		Exercisable	Unexercisable	Options	Price	Expiration	Not	Vested	not vested	not vested
Name	Grant Date	(#)	(#) (1)	(#)	($)	Date	Vested	($)(2)(3)	(#) (4)	($) (4)
Bernard Acoca	5/9/2018	60,376	60,376	—	$10.40	5/9/2028	—	—	—	—
	5/8/2019	21,368	64,104	—	$11.47	5/8/2029	—	—	—	—
	5/9/2018	—	—	—	—	—	—	—	36,058	$656,616
	5/9/2018	—	—	—	—	—	48,078	$875,500	—	—
	5/8/2019	—	—	—	—	—	32,694	$595,358	—	—
	5/6/2020						80,260	$1,461,535
Laurance Roberts	7/15/2013	20,183	—	—	$4.09	7/15/2023	—	—	—	—
	7/15/2013	196,967	—	—	$5.84	7/15/2023	—	—	—	—
	5/10/2017	22,113	7,371	—	$13.95	5/10/2027	—	—	—	—
	8/8/2018	19,842	19,842	—	$11.35	8/8/2028	—	—	—	—
	5/8/2019	10,684	32,052	—	$11.47	5/8/2029	—	—	—	—
	8/10/2016	—	—	—	—	—	—	$—	—	—
	5/10/2017	—	—	—	—	—	4,481	$81,599	—	—
	8/8/2018	—	—	—	—	—	11,014	$200,565	—	—
	5/8/2019	—	—	—	—	—	16,347	$297,679	—	—
	5/6/2020						40,128	$730,731
Miguel Lozano	5/8/2019	4,274	12,822	—	$11.47	5/8/2029	—	—	—	—
	5/8/2019	—	—	—	—	—	16,347	$297,679	—	—
	5/6/2020	—	—	—	—	—	60,196	$1,096,169	—	—

(1)	All options vest 25% per year starting with the first anniversary of grant. As a result, Messrs. Acoca’s, Roberts’, and Lozano’s unexercisable options granted in fiscal 2019 at an exercise price of $11.47 are scheduled to vest ratably on May 8, 2021, 2022, and 2023. Mr. Acoca’s options granted in fiscal 2018 at an exercise price of $10.40 are scheduled to vest ratably on May 9, 2021 and 2022. The unvested portion of Mr. Roberts’ options granted in fiscal 2018 at an exercise price of $11.35 are scheduled to vest ratably on August 8, 2021 and 2022. The unvested portion of Mr. Roberts’ options granted in fiscal 2017 at an exercise price of $13.95 is scheduled to vest on May 10, 2021.
(2)	All restricted shares and restricted share units vest 25% per year starting with the first anniversary of grant.
(3)	The amounts shown in this column is determined by multiplying the number of unvested shares or units reported in the preceding column by $18.21 (the closing price of the Company’s common stock on December 30, 2020, the last trading day of fiscal 2020).
(4)	Amounts shown in this column include 36,058 performance share units held by Mr. Acoca, which will vest, subject to Mr. Acoca’s continued employment by the Company through the vesting date, if the Company’s common stock achieves a $20 per-share price either (i) over twenty consecutive trading days or (ii) upon a change in control of the Company, in either case prior to May 9, 2023.

Grants of Plan-based Awards Table

The following table summarizes information regarding grants of plan-based awards for the NEOs during the fiscal year ended December 30, 2020.

			Estimated future payouts under non-			All other
			equity incentive plan awards (1)			stock awards:			Grant date
						Number of	All other option	Exercise or	fair value of
						shares of	awards: Number	base price	stock and
						stock or	of securities	of option	option
	Grant	Award	Threshold	Target	Maximum	units	underlying	awards	awards
Name	Date	Type	($)	($)	($)	(#)	options (#)	($/Sh)	($)(2)
Bernard Acoca	—	ICP	$—	$650,000	$1,638,000	—	—	—	—
	5/6/2020	RSA	—	—	—	80,260	—	—	$1,000,040
		Stock Options (3)	—	—	—	—	—	$—	$—
Laurance Roberts	—	ICP	$—	$291,164	$733,734	—	—	—	—
	5/6/2020	RSA	—	—	—	40,128	—	—	$499,995
		Stock Options (3)	—	—	—	—	—	$—	$—
Miguel Lozano		ICP	$—	$251,063	$632,678	—	—	—	—
	5/6/2020	RSA	—	—	—	60,196	—	—	$750,042
		Stock Options (3)	—	—	—	—	—	$—	$—

(1)	Each executive officer was entitled to a cash award to be paid under our 2020 Annual Incentive Plan as described under the section entitled “Compensation Discussion and Analysis - Annual Incentive Plan.” Annual Incentive Plan awards were based on achievement of the Company performance metric, modified by an individual performance factor. Actual awards attributable to the Company performance metric component may range from 0% to 180% for achievement of adjusted EBITDA and 0 to 180% for achievement of Company revenue. The individual performance factor, which adjusts the achievement of the Company performance metrics range from 0% to 140% of the amount attributable to the Company performance metric as determined by the Compensation Committee in its discretion. The “Threshold” column reflects amounts that would be paid under the Annual Incentive Plan if each executive officer achieved the lowest amount payable which would be 0% regardless of Company payout. Amounts under Target reflect the target Annual Incentive Plan award that would have been paid to the executive officer if each of the company performance factors and individual performance factor under the Annual Incentive Plan had been set at 100 percent. Amounts under Maximum reflect the Annual Incentive Plan award that would have been payable had each of the Company performance factors been achieved at the maximum level of 180% and the individual performance factor been at the maximum level of 140%. Actual Annual Incentive Plan awards paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the table labeled 2020 Summary Compensation Table above.
(2)	See Note 11 to our audited consolidated financial statements for the year ended December 30, 2020, which are included in our Annual Report filed with the SEC on March 15, 2021, for descriptions of the methodologies and assumptions we used to value equity awards pursuant to FASB Topic 718.
(3)	The Company did not grant any stock options during fiscal 2020.

Option Exercises and Stock Vested Table

The following table sets forth information regarding option exercises and stock vesting for the NEOs for the fiscal year ended December 30, 2020:

	Option Awards		Stock Awards
	Number of
	shares	Value	Number of shares	Value
	acquired on	realized on	acquired on	realized on
	exercise	exercise	vesting	vesting
Name	(#)(1)	($)(2)	(#)(1)	($)(3)
Bernard Acoca	—	—	34,937	$484,576
Laurance Roberts	55,800	646,986	16,731	$256,203
Miguel Lozano	—	—	5,449	$75,578

(1)	Reflects the number of shares of the company’s common stock acquired on exercise of option awards or vesting of restricted stock and restricted stock units.
(2)	Equals the number of underlying shares exercised multiplied by the difference between the closing price of the company’s stock price on the exercise date and the exercise price.
(3)	Equals closing price of the company’s common stock on the vesting date multiplied by the number of shares vested.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below sets forth the beneficial ownership information for our common stock for: (i) each of our named executive officers, (ii) each of our directors, (iii) all of our executive officers and directors as a group, and (iv) each person known to us to be the beneficial owner of more than 5% of our shares of common stock. Except as otherwise disclosed, the information in the table set forth below is as of the record date, April 9, 2021.

Unless otherwise noted below, the address for each person listed below is 3535 Harbor Boulevard, Suite 100, Costa Mesa, California 92626. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares subject to options or restricted share units held by that person exercisable or vesting within 60 days of the record date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

			Acquirable
			within 60		Percent
	Common	Vested but	Days of the		of
Name	Shares	Unexercised	Record Date	Total	Class
Named Executive Officers and Directors: (1)
Bernard Acoca	174,560	81,744	64,697	321,001	*
Laurance Roberts	95,048	251,189	18,055	364,292	*
Miguel Lozano	81,992	4,274	4,274	90,540	*
Michael G. Maselli	18,134	—	—	18,134	*
Douglas J. Babb	15,336	—	—	15,336	*
Samuel N. Borgese	28,589	—	—	28,589	*
Mark Buller	25,256	—	—	25,256	*
William R. Floyd	22,824	—	—	22,824	*
Dean C. Kehler (2)	16,761,880	—	—	16,761,880	46.0%
Carol ("Lili") Lynton	22,824	—	—	22,824	*
John M. Roth	17,928	—	—	17,928	*
All directors and executive officers as a group (11 people)	17,264,371	337,207	87,026	17,688,604	47.9%
5% Stockholders:
Trimaran Pollo Partners, L.L.C. (2)	16,746,544	—	—	16,746,544	46.0%
BlackRock, Inc. (3)	3,131,692	—	—	3,131,692	8.6%
The Vanguard Group (4)	2,291,195	—	—	2,291,195	6.3
Dimensional Fund Advisors LP (5)	1,846,897	—	—	1,846,897	5.1%

*	Less than one percent.
(1)	Shares held reflect grants of restricted shares, including shares still subject to vesting periods.

(2)	Based solely on a Schedule 13G/A filed on February 12, 2016, by (i) Trimaran Pollo Partners, L.L.C., (ii) Trimaran Capital, L.L.C., (iii) Jay R. Bloom, and (iv) Dean C. Kehler. Trimaran Pollo Partners, L.L.C., is the stockholder of record. Trimaran Capital, L.L.C., is its managing member. Mr. Bloom and Mr. Kehler are the managing members of Trimaran Capital, L.L.C. All have an address of 1325 Avenue of the Americas, 25th Floor, New York, New York 10019.
(3)	Based solely on a Schedule 13G/A filed on January 29, 2021, by BlackRock, Inc., as a parent holding company or control person, relating to stock held directly, or indirectly by certain subsidiaries, as of December 31, 2020. The Schedule 13G/A indicated that BlackRock, Inc. had sole dispositive power for 3,131,692 shares and sole voting power for 3,087,803 shares. BlackRock, Inc. has an address of 55 East 52nd Street, New York, New York 10055.
(4)	Based solely on a Schedule 13G/A filed on February 10, 2021, by The Vanguard Group relating to stock held directly, or indirectly as of December 31, 2020. The Schedule 13G/A indicated that The Vanguard Group had sole dispositive power for 2,257,929 shares, shared dispositive power for 33,266 shares, and shared voting power for 19,314 shares. VFTC and VIA are each wholly owned subsidiaries of The Vanguard Group and serve as its investment manager of collective trust accounts and investment manager of Australian investment offerings, respectively. The Vanguard Group has an address of 100 Vanguard Blvd., Malvern, PA 19355.
(5)	Based solely on a Schedule 13G/A filed on February 12, 2021, by Dimensional Fund Advisors LP, as an investment adviser who furnishes investment advice to four investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively, the “Funds”) relating to stock held directly or indirectly as of December 31, 2020. The Funds own the shares of our common stock and Dimensional may be deemed beneficial owner as a result of its serving as investment advisor or investment manager. Dimensional Fund Advisors LP or its subsidiaries have sole dispositive power for 1,846,897 shares, and sole voting power for 1,765,452 shares. Dimensional Fund Advisors LP has an address of 6300 Bee Cave Road, Building One Austin, Texas 78746.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information, as of December 30, 2020, about outstanding awards and shares of common stock available for future awards under our 2018 Incentive Plan and our 2014 Omnibus Equity Incentive Plan (the “2014 Incentive Plan”), which are the Company’s only equity compensation plans. All our equity compensation plans have been approved by our security holders.

	(a)	(b)	(c)
Number of
Securities
Remaining
	Number of		Available for
	Securities to Be	Weighted-	Future Issuance
	Issued upon	Average	Under Equity
	Exercise of	Exercise Price	Compensation
	Outstanding	of Outstanding	Plans (Excluding
	Options,	Options,	Securities
	Warrants, and	Warrants, and	Reflected in
Plan Category	Rights	Rights (1)	Column (a)) (2)
Equity compensation plans approved by security holders	1,030,866	$9.82	803,527
Equity compensation plans not approved by security holders	—	—	—
Total	1,030,866	$9.82	803,527

(1)	Outstanding restricted share unit awards do not have an exercise price and are therefore not included in calculating the weighted-average exercise price of outstanding options.
(2)	All of these common shares remain available for future issuance under our 2018 Incentive Plan and may be granted as options, share appreciation rights, restricted shares, restricted share units, and other share-based awards authorized under the 2018 Incentive Plan. No new awards may be granted under the 2014 Incentive Plan.

DELINQUENT SECTION 16(a) REPORTS

Our directors, our executive officers, and beneficial owners of more than 10% of our common stock are required under Section 16(a) of the Exchange Act to file reports of ownership of our common stock and changes thereto with the SEC. Based solely on our review of those reports that have been electronically filed with the SEC during or with respect to fiscal 2020, and any written representations referred to in 17 C.F.R. section 229.405(b)(3), we believe that all such reports required by Section 16(a) during our fiscal 2020 were filed on a timely basis, with the exception of one Form 4 for Mr. Roberts to report the withholding of shares of our common stock to satisfy tax withholding obligations upon the vesting of a restricted stock award that was filed late.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy Concerning Related Party Transactions

We have adopted a written policy relating to the approval of related party transactions. Our Audit Committee is to review certain financial transactions, arrangements, and relationships between us and any of the following related parties to determine whether any such transaction, arrangement, or relationship is a related party transaction:

●	any of our directors, director nominees, or executive officers;
●	any beneficial owner of more than 5% of our outstanding stock;
●	any immediate family member of any of the foregoing; and
●	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal in a similar position or on which such person has a 5% or greater beneficial ownership interest.

Our Audit Committee will review any financial transaction, arrangement, or relationship that:

●	involves or will involve, directly or indirectly, any related party identified above and is in an amount greater than $120,000;
●	would cast doubt on the independence of a director;
●	would present the appearance of a conflict of interest between us and the related party; or
●	is otherwise prohibited by law, rule, or regulation.

The Audit Committee will review each such transaction, arrangement, or relationship to determine whether a related party has, has had, or expects to have, a direct or indirect material interest. Following its review, the Audit Committee will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, canceling, or recommending to management how to proceed if it determines that a related party has a direct or indirect material interest in a transaction, arrangement, or relationship with us. Any member of the Audit Committee who is a related party with respect to a transaction under review will not be permitted to participate in the discussions or evaluations of the transaction; however, the Audit Committee member will provide all material information concerning the transaction to the Audit Committee. The Audit Committee will report its action with respect to any related party transaction to the Board.

Stockholders Agreement

We are a party to a stockholders agreement with LLC and certain third-party investors. The stockholders agreement permits (i)

LLC to make an unlimited number of demands that we use our best efforts to register our shares under the Securities Act and (ii) Freeman Spogli to make two demands that we use our best efforts to register its shares under the Securities Act, for so long as they own 10% or more of the membership interests of LLC.

Pursuant to the stockholders agreement, LLC may also preempt any demand request by Freeman Spogli, in which case (i) participation in such demand registration by LLC and Freeman Spogli shall be on a pro rata basis, and (ii) Freeman Spogli shall not be deemed to have exercised a demand notice. By exercising these registration rights, and selling a large number of shares of our common stock, the price of our common stock could decline. Approximately 16,746,544 shares of common stock were subject to registration rights on the record date. In demand registrations, subject to certain exceptions, the parties to the stockholders agreement have certain rights to participate on a pro rata basis, subject to certain conditions. In addition, if we decide to sell our common stock, LLC and the other parties to the stockholders agreement, including members of our management, will also have certain rights to participate on a pro rata basis, subject to certain conditions. At least 10 days prior to the anticipated filing date of any registration statement, notice is to be given to all holders of registrable securities party to the stockholders agreement outlining their rights to include their shares in that registration statement, and we must use our best efforts to register any securities which such holders request, within 10 days of receipt of notice, to be registered. A stockholder may, until 7 days prior to the effectiveness of a registration statement, withdraw any securities that it has previously elected to include such registration statement pursuant to these piggyback registration rights.

We are required to bear substantially all costs incurred in these registrations of securities, other than underwriting discounts and commissions and transfer taxes. These registration rights could result in substantial future expenses for us and adversely affect any future equity or debt offerings.

LLC Agreement

Affiliates of Trimaran, Freeman Spogli, and certain other third-party investors have entered into a limited liability company operating agreement (the “LLC agreement”) for LLC. The LLC agreement generally restricts the transfer of interests in LLC owned by the parties other than affiliates of Trimaran. Exceptions to this restriction include transfers to affiliates. In addition, the third-party investors have “tag-along” rights to sell their interests on a pro rata basis with Trimaran affiliates in significant sales to third parties. Similarly, Trimaran affiliates have “drag-along” rights to cause Freeman Spogli and the third-party investors to sell their interests, on a pro rata basis with Trimaran affiliates, in significant sales to third parties. The members of LLC have preemptive rights in order to maintain their respective percentage ownership interests in LLC in the event of an issuance of additional membership interests.

The LLC agreement permits a member of LLC who holds more than 15% of LLC’s outstanding membership units to cause LLC to exercise one of its demand registration rights (as described under “Stockholders Agreement”) with respect to the pro rata portion of securities owned by such member through LLC, subject to certain exceptions. To the extent that LLC does not exercise the “piggyback” registration rights described under “Stockholders Agreement,” any member of LLC may require us to include in any registration the pro rata portion of securities owned by such member through LLC.

Under the terms of the LLC agreement, LLC is solely managed by a Trimaran affiliate. Through the LLC agreement, Trimaran affiliates also have the right to designate at least a majority of the directors on our Board, and other investors (including Freeman Spogli) holding at least 15% of the outstanding interests have the right to designate one director to our Board, provided that Freeman Spogli has the right to designate one director to our Board for so long as it owns 5% or more of LLC. LLC and its managing member shall take all necessary action to cause the election of any persons properly designated as Trimaran directors or non-Trimaran directors under the LLC agreement. Mr. Maselli, Mr. Kehler, and Mr. Roth were designated as directors of the Company pursuant to the LLC agreement, and each has since been re-elected to the Board. The LLC agreement terminated on July 27, 2020, and LLC will begin the process of dissolving and winding up its affairs.

Income Tax Receivable Agreement

We expect to be able to utilize net operating losses and other tax attributes that arose prior to our initial public offering, assuming generation of future income. These net operating loss carryforwards and other tax attributes will reduce the amount of tax that we and our subsidiaries would otherwise be required to pay in the future.

We have entered into an income tax receivable agreement (the “TRA”) with our pre-IPO stockholders, including LLC, which provides for payment by us to our pre-IPO stockholders of 85% of the amount of cash savings, if any, in federal, state, local, and foreign income tax that we and our subsidiaries actually realize (or are deemed to realize in the case of an early termination by us or a change of control, as discussed below) as a result of the utilization of our net operating losses and other tax attributes attributable to periods prior to our initial public offering together with interest accrued at a rate of LIBOR plus 200 basis points from the date that the applicable tax return is due (without extension) until paid.

For purposes of the TRA, cash savings in income tax is computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had we not been able to utilize the tax benefits subject to the TRA. The term of the TRA will continue until all relevant tax benefits have been utilized or have expired, subject to earlier termination pursuant to the terms of the TRA.

Our counterparties under the TRA will not reimburse us for any benefits that are subsequently disallowed, although any future payments would be adjusted to the extent possible to reflect the result of such disallowance. As a result, in such circumstances, we could make payments under the TRA greater than our actual cash tax savings.

While the actual amount and timing of any payments under the TRA will vary depending upon a number of factors, including the amount, character, and timing of our and our subsidiaries’ taxable income in the future, we expect that during the term of the TRA, the payments that we may make could be material. As of December 30, 2020, we had an accrued payable related to this agreement of approximately $3.2 million. In fiscal 2020, we paid $5.2 million to our pre-IPO stockholders under the TRA. Over 99% of this was to LLC, of which Freeman Spogli would have accrued approximately one-third of the benefit. Certain of our directors who are affiliated with LLC and Freeman Spogli may benefit from such payments.

If we undergo a change of control as defined in the TRA, the TRA will terminate, and we will be required to make a payment equal to the present value of expected future payments under the TRA, which payment would be based on certain assumptions (the “valuation assumptions”), including assumptions related to our future taxable income. Additionally, if we or a direct or indirect subsidiary transfers any asset to a corporation with which we do not file a consolidated tax return, we will be treated as having sold that asset for its fair market value in a taxable transaction for purposes of determining the cash savings in income tax under the TRA. Any such payment resulting from a change of control or asset transfer could be substantial and could exceed our actual cash tax savings. The Board may take action that leads to such payments under the TRA and certain of our directors who are affiliated with LLC, a party to the TRA, could receive such payments.

The TRA provides that in the event that we breach any of our material obligations under it, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under the TRA, or by operation of law as a result of the rejection of the TRA in a case commenced under the U.S. Bankruptcy Code or otherwise, then all our payment and other obligations under the TRA will be accelerated and will become due and payable, applying the same valuation assumptions discussed above, including those relating to our future taxable income. Such payments could be substantial and could exceed our actual cash tax savings. Additionally, we generally have the right to terminate the TRA. If we terminate the TRA, our payment and other obligations under the TRA will be accelerated and will become due and payable, also applying the valuation assumptions discussed above. Such payments could be substantial and could exceed our actual cash tax savings.

Because we are a holding company with no operations of our own, our ability to make payments under the TRA is dependent on the ability of our subsidiaries to make distributions to us. Under our revolving credit agreement, our subsidiaries may make dividends and distributions to us, and we are permitted to make payments under the TRA. To the extent that we are unable to make payments under the TRA for any reason, such payments will be deferred and will accrue interest at a rate of LIBOR plus 200 basis points per annum until paid.

Franchise Development Option Agreement

On July 11, 2014, EPL and LLC entered into a Franchise Development Option Agreement (the “Franchise Development Option Agreement”) in connection with the development of El Pollo Loco restaurants in the New York-Newark, NY-NJ-CT-PA Combined Statistical Area (the “Territory”). Pursuant to the terms of the Franchise Development Option Agreement, EPL has granted LLC the exclusive option (the “Initial Option”) to develop and open 15 restaurants within the Territory within five years of the execution of the Company’s then current form of franchise development agreement (the “Initial Development Agreement”). The Initial Option expires 10 years from the date of entering into the Franchise Development Option Agreement. If the Initial Option is exercised, the LLC will have the exclusive option (the “Additional Option”) to develop and open up to an additional 100 restaurants within the Territory over 10 years of the execution of the Company’s then current form of franchise development agreement. The Additional Option expires five years from the date of entering into the Initial Development Agreement. LLC may only exercise the Initial Option if it satisfies certain financial and operational criteria and after EPL has made the determination to begin development of Company-operated restaurants within the Territory or support the development of the Territory, however, certain of our board members are associated with LLC. We have no current intention to begin such development within the Territory.

OTHER MATTERS

The Board does not know of any other matters that are to be presented for action at the annual meeting. If any other matters properly come before the annual meeting or any adjournments or postponements thereof, the people named as proxies will have discretion to vote thereon.

A copy of our Annual Report has been posted, and is available without charge, on our website at http://investor.elpolloloco.com. For stockholders receiving a Notice, such Notice will contain instructions on how to request a printed copy of our Annual Report. For stockholders receiving a printed copy of this proxy statement, a copy of our Annual Report has also been provided to you. In addition, a copy of our Annual Report (including the financial statements and schedules thereto), which we filed with the SEC on March 15, 2021, will be provided without charge to any person to whom this proxy statement is mailed upon the written request of any such person to El Pollo Loco Holdings, Inc., Attention: Corporate Secretary, 3535 Harbor Boulevard, Suite 100, Costa Mesa, CA 92626.

By Order of the Board of Directors,

/s/ Anne Jollay

Anne E. Jollay

Senior Vice President, Chief Legal Officer

Corporate Secretary

Costa Mesa, California

April 29, 2021

EXHIBIT A

EQUITY INCENTIVE PLAN

Section 1. Purpose of Plan.

The name of the Plan is the El Pollo Loco Holdings, Inc. Equity Incentive Plan (formerly the El Pollo Loco Holdings, Inc. 2018 Omnibus Equity Incentive Plan). The purposes of the Plan are to (i) provide an additional incentive to selected employees, directors, independent contractors and consultants of the Company or its Affiliates whose contributions are essential to the growth and success of the Company, (ii) strengthen the commitment of such individuals to the Company and its Affiliates, (iii) motivate those individuals to faithfully and diligently perform their responsibilities and (iv) attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company. To accomplish these purposes, the Plan provides that the Company may grant Options, Share Appreciation Rights, Restricted Shares, Restricted Stock Units, Other Share-Based Awards, Cash Awards or any combination of the foregoing.

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)“Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 hereof.
(b)“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified as of any date of determination.
(c)“Amendment Date” has the meaning set forth in Section 18 hereof.
(d)“Applicable Laws” means the applicable requirements under U.S. federal and state corporate laws, U.S. federal and state securities laws, including the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan, as are in effect from time to time.
(e)“Award” means any Option, Share Appreciation Right, Restricted Share, Restricted Stock Unit, Other Share-Based Award or Cash Award granted under the Plan.
(f)“Award Agreement” means any written notice, agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.
(g)“Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.
(h)“Board” means the Board of Directors of the Company.
(i)“Bylaws” mean the bylaws of the Company, as may be amended and/or restated from time to time.
(j)“Cash Award” means cash awarded under Section 11 of the Plan, including cash awarded as a bonus or upon the attainment of performance goals or otherwise as permitted under the Plan.
(k)“Cause” has the meaning assigned to such term in any individual service, employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or if such agreement does not define “Cause,” then “Cause” means (i) the conviction, guilty plea or plea of “no contest” by the Participant to any felony or a crime involving moral turpitude or the Participant’s commission of any other act or omission involving dishonesty or fraud, (ii) the substantial and repeated failure of the Participant to perform duties of the office held by the Participant,

(iii) the Participant’s gross negligence, willful misconduct or breach of fiduciary duty with respect to the Company or any of its Subsidiaries or Affiliates, (iv) any breach by the Participant of any restrictive covenants to which the Participant is subject, and/or (v) the Participant’s engagement in any conduct which is or can reasonably be expected to be materially detrimental or injurious to the business or reputation of the Company or its Affiliates. Any voluntary termination of employment or service by the Participant in anticipation of an involuntary termination of the Participant’s employment or service, as applicable, for Cause shall be deemed to be a termination for Cause.
(l)“Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, Common Stock or other property), stock split, reverse stock split, share subdivision or consolidation, (iii) combination or exchange of shares or (iv) other change in corporate structure, which, in any such case, the Administrator determines, in its sole discretion, affects the Shares such that an adjustment pursuant to Section 5 hereof is appropriate.
(m)“Change in Control” means the first occurrence of an event set forth in any one of the following paragraphs following the Effective Date:
(1)any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person which were acquired directly from the Company or any Affiliate thereof) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (3) below; or
(2)the date on which individuals who constitute the Board as of the Effective Date and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended cease for any reason to constitute a majority of the number of directors serving on the Board; or
(3)there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation or other entity, other than (i) a merger or consolidation (A) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, fifty percent (50%) or more of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a Subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or
(4)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, (i) a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (ii) to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to any Award that constitutes deferred compensation under Section 409A of the Code only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code. For purposes of this definition of Change in Control, the term “Person” shall not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company.

(n)“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
(o)“Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Common Stock is traded.
(p)“Common Stock” means the common stock of the Company, having a par value of $0.01 per share.
(q)“Company” means El Pollo Loco Holdings, Inc., a Delaware corporation (or any successor company, except as the term “Company” is used in the definition of “Change in Control” above).
(r)“Disability” has the meaning assigned to such term in any individual service, employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or if such agreement does not define “Disability,” then “Disability” means that a Participant, as determined by the Administrator in its sole discretion, (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or an Affiliate thereof.
(s)“Effective Date” has the meaning set forth in Section 18 hereof.
(t)“Eligible Recipient” means an employee, director, independent contractor or consultant of the Company or any Affiliate of the Company who has been selected as an eligible participant by the Administrator; provided, however, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, an Eligible Recipient of an Option or a Stock Appreciation Right means an employee, non-employee director, independent contractor or consultant of the Company or any Affiliate of the Company with respect to whom the Company is an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code.
(u)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(v)“Exempt Award” shall mean the following:
(1)An Award granted in assumption of, or in substitution for, outstanding awards previously granted by a corporation or other entity acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines by merger or otherwise. The terms and conditions of any such Awards may vary from the terms and conditions set forth in the Plan to the extent the Administrator at the time of grant may deem appropriate, subject to Applicable Laws.

(2)An “employment inducement” award as described in the applicable stock exchange listing manual or rules may be granted under the Plan from time to time. The terms and conditions of any “employment inducement” award may vary from the terms and conditions set forth in the Plan to such extent as the Administrator at the time of grant may deem appropriate, subject to Applicable Laws.
(3)An award that an Eligible Recipient purchases at Fair Market Value (including awards that an Eligible Recipient elects to receive in lieu of fully vested compensation that is otherwise due) whether or not the Shares are delivered immediately or on a deferred basis.
(w)“Exercise Price” means, (i) with respect to any Option, the per share price at which a holder of such Option may purchase Shares issuable upon exercise of such Award, and (ii) with respect to a Share Appreciation Right, the base price per share of such Share Appreciation Right.
(x)“Fair Market Value” of a share of Common Stock or another security as of a particular date shall mean the fair market value as determined by the Administrator in its sole discretion; provided, that, (i) if the Common Stock or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on such date, or if no shares were traded on such date, on the last preceding date for which there was a sale of a share of Common Stock on such exchange, or (ii) if the Common Stock or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for such share in such over-the-counter market for the last preceding date on which there was a sale of such share in such market.
(y)“Free Standing Rights” has the meaning set forth in Section 8.
(z)“Good Reason” has the meaning assigned to such term in any individual service, employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or if such agreement does not define “Good Reason,” “Good Reason” and any provision of this Plan that refers to “Good Reason” shall not be applicable to such Participant.
(aa)“Grandfathered Arrangement” means an Award which is provided pursuant to a written binding contract in effect on November 2, 2017, and which was not modified in any material respect on or after November 2, 2017, within the meaning of Section 13601(e)(2) of P.L. 115.97, as may be amended from time to time (including any rules and regulations promulgated thereunder).
(bb)“Incentive Compensation” means annual cash bonus and any Award.
(cc)“ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.
(dd)“Nonqualified Stock Option” shall mean an Option that is not designated as an ISO.
(ee)“Option” means an option to purchase shares of Common Stock granted pursuant to Section 7 hereof. The term “Option” as used in the Plan includes the terms “Nonqualified Stock Option” and “ISO.”
(ff)“Other Share-Based Award” means a right or other interest granted pursuant to Section 10 hereof that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock, including, but not limited to, unrestricted Shares, dividend equivalents or performance units, each of which may be subject to the attainment of performance goals or a period of continued provision of service or employment or other terms or conditions as permitted under the Plan.
(gg)“Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 below, to receive grants of Awards, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be.
(hh)“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(ii)“Plan” means this Equity Incentive Plan (formerly the 2018 Omnibus Equity Incentive Plan).
(jj)“Prior Plan” means the Company’s 2014 Omnibus Equity Incentive Plan as in effect immediately prior to the Effective Date.
(kk)“Related Rights” has the meaning set forth in Section 8.
(ll)“Restricted Share” means a Share granted pursuant to Section 9 below subject to certain restrictions that lapse at the end of a specified period (or periods) of time and/or upon attainment of specified performance objectives.
(mm)Restricted Period” has the meaning set forth in Section 9.
(nn)“Restricted Stock Unit” means the right granted pursuant to Section 9 hereof to receive a Share at the end of a specified restricted period (or periods) of time and/or upon attainment of specified performance objectives.
(oo)“Rule 16b-3” has the meaning set forth in Section 3.
(pp)“Section 16 Officer” means any officer of the Company whom the Board has determined is subject to the reporting requirements of Section 16 of the Exchange Act, whether or not such individual is a Section 16 Officer at the time the determination to recoup compensation is made.
(qq)“Shares” means Common Stock reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security.
(rr)“Share Appreciation Right” means a right granted pursuant to Section 8 hereof to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Award or portion thereof is surrendered, of the Shares covered by such Award or such portion thereof, over (ii) the aggregate Exercise Price of such Award or such portion thereof.
(ss)“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person.
(tt)“Transfer” has the meaning set forth in Section 16.
Section 3. Administration.
(a)The Plan shall be administered by the Administrator and shall be administered, to the extent applicable, in accordance with Rule 16b-3 under the Exchange Act (“Rule 16b-3”).
(b)Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:
(1)to select those Eligible Recipients who shall be Participants;
(2)to determine whether and to what extent Options, Share Appreciation Rights, Restricted Shares, Restricted Stock Units, Cash Awards, Other Share-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;
(3)to determine the number of Shares to be covered by each Award granted hereunder;
(4)to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder (including, but not limited to, (i) the restrictions applicable to Restricted Shares or Restricted Stock Units and the conditions under which restrictions applicable to such Restricted Shares or Restricted Stock Units shall lapse, (ii) the performance goals and periods applicable to Awards, (iii) the Exercise Price of each Option and each

Share Appreciation Right or the purchase price of any other Award, (iv) the vesting schedule and terms applicable to each Award, (v) the number of Shares or amount of cash or other property subject to each Award and (vi) subject to the requirements of Section 409A of the Code (to the extent applicable) and to Section 4(e) of the Plan, any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting and/or payment schedules of such Awards);
(5)to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Awards;
(6)to determine the Fair Market Value in accordance with the terms of the Plan;
(7)to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s service or employment for purposes of Awards granted under the Plan;
(8)to adopt, alter and repeal such administrative rules, regulations, guidelines and practices governing the Plan as it shall from time to time deem advisable;
(9)to construe and interpret the terms and provisions of, and supply or correct omissions in, the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan; and
(10)to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-United States laws or for qualifying for favorable tax treatment under applicable non-United States laws, which rules and regulations may be set forth in an appendix or appendixes to the Plan.
(c)Subject to Section 5, neither the Board nor the Committee shall have the authority to (1) amend an outstanding Option or Share Appreciation Right to reduce the exercise price or base price of the Award, (2) cancel, exchange, or surrender an outstanding Option or Share Appreciation Right in exchange for cash or other Awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding Option or Share Appreciation Right in exchange for an Option or Share Appreciation Right with an exercise or base price that is less than the exercise or base price of the original Award.
(d)All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, including the Company and the Participants.
(e)The expenses of administering the Plan shall be borne by the Company and its Affiliates.
(f)If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Certificate of Incorporation or Bylaws of the Company, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.
Section 4. Shares Reserved for Issuance Under the Plan.
(a)Subject to Section 5 hereof, the number of shares of Common Stock that are reserved and available for issuance pursuant to Awards granted under the Plan shall be equal to 2,000,000 shares, plus the number of shares of Common Stock reserved, but unissued under the Prior Plan; provided, that, shares of Common Stock issued under the Plan with respect to an Exempt Award shall not count against such share limit. Following the Effective Date, no further awards shall be issued under the Prior Plan, but all awards under the Prior Plan which are outstanding as of the Effective Date (including any Grandfathered Arrangement) shall continue to be governed by the terms, conditions and procedures set forth in the Prior Plan and any applicable Award Agreement.

(b)Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If an Award entitles the Participant to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. If any Shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for granting Awards under the Plan. Notwithstanding the foregoing, Shares surrendered or withheld as payment of either the Exercise Price of an Award (including Shares otherwise underlying a Share Appreciation Right that are retained by the Company to account for the Exercise Price of such Share Appreciation Right) and/or withholding taxes in respect of an Award shall no longer be available for grant under the Plan. In addition, (i) to the extent an Award is denominated in shares of Common Stock, but paid or settled in cash, the number of shares of Common Stock with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) shares of Common Stock underlying Awards that can only be settled in cash shall not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of Shares as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for grant under the Plan.
(c)No more than 1,820,477 Shares shall be issued pursuant to the exercise of ISOs.
(d)No Participant who is a non-employee director of the Company shall be granted Awards during any calendar year that, when aggregated with such non-employee director’s cash fees with respect to such calendar year, exceed $500,000 in total value (with Cash Awards or other cash fees measured for this purpose at their value upon payment and any other Awards measured for this purpose at their grant date fair value as determined for the Company’s financial reporting purposes).
(e)Notwithstanding anything to the contrary in the Plan, any Awards granted under the Plan (other than such Awards representing a maximum of five percent (5%) of the Shares reserved for issuance under the Plan pursuant to Section 4(a) hereof) shall be granted subject to a minimum vesting period of at least twelve (12) months.
Section 5. Equitable Adjustments.

In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number and kind of securities reserved for issuance under the Plan pursuant to Section 4, (ii) the kind, number of securities subject to, and the Exercise Price subject to outstanding Options and Share Appreciation Rights granted under the Plan, (iii) the kind, number and purchase price of Shares or other securities or the amount of cash or amount or type of other property subject to outstanding Restricted Shares, Restricted Stock Units or Other Share-Based Awards granted under the Plan; and/or (iv) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award granted hereunder in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the Shares, cash or other property covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any; provided, however, that if the Exercise Price or purchase price of any outstanding Award is equal to or greater than the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, the Administrator may cancel such Award without the payment of any consideration to the Participant. Further, without limiting the generality of the foregoing, with respect to Awards subject to foreign laws, adjustments made hereunder shall be made in compliance with applicable requirements. Except to the extent determined by the Administrator, any adjustments to ISOs under this Section 5 shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.

Section 6. Eligibility.

The Participants in the Plan shall be selected from time to time by the Administrator, in its sole discretion, from those individuals that qualify as Eligible Recipients.

Section 7. Options.
(a)General. Options granted under the Plan shall be designated as Nonqualified Stock Options or ISOs. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, including, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option, and whether the Option is intended to be an ISO or a Nonqualified Stock Option (and in the event the Award Agreement has no such designation, the Option shall be a Nonqualified Stock Option). The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.
(b)Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, but in no event shall the exercise price of an Option be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant.
(c)Option Term. The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten (10) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate.
(d)Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of performance goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion.
(e)Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of whole Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by Applicable Laws or (iv) any combination of the foregoing.
(f)ISOs. The terms and conditions of ISOs granted hereunder shall be subject to the provisions of Section 422 of the Code and the terms, conditions, limitations and administrative procedures established by the Administrator from time to time in accordance with the Plan. At the discretion of the Administrator, ISOs may be granted only to an employee of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary of the Company.
(1)ISO Grants to 10% Stockholders. Notwithstanding anything to the contrary in the Plan, if an ISO is granted to a Participant who owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary of the Company, the term of the ISO shall not exceed five (5) years from the time of grant of such ISO and the Exercise Price shall be at least one hundred and ten percent (110%) of the Fair Market Value of the Shares on the date of grant.
(2)$100,000 Per Year Limitation For ISOs. To the extent the aggregate Fair Market Value (determined on the date of grant) of the Shares for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as Nonqualified Stock Options.
(3)Disqualifying Dispositions. Each Participant awarded an ISO under the Plan shall notify the Company in writing immediately after the date the Participant makes a “disqualifying disposition” of any Share acquired pursuant to the exercise of such ISO. A “disqualifying disposition” is any disposition (including any sale) of such Shares before the later of (i) two years after the date of grant of the ISO and (ii) one year after the date the Participant acquired the Shares by exercising the ISO. The Company may, if determined by the Administrator and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an ISO as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.
(g)Rights as Stockholder. A Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, and has paid in full for such Shares and has satisfied the requirements of Section 15 hereof.
(h)Termination of Employment or Service. Treatment of an Option upon termination of employment of a Participant shall be provided for by the Administrator in the Award Agreement.
(i)Other Change in Employment or Service Status. An Option shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment status or service status of a Participant, in the discretion of the Administrator.
Section 8. Share Appreciation Rights.
(a)General. Share Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Share Appreciation Rights shall be made. Each Participant who is granted a Share Appreciation Right shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, including, among other things, the number of Shares to be awarded, the Exercise Price per Share, and all other conditions of Share Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates. The provisions of Share Appreciation Rights need not be the same with respect to each Participant. Share Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.
(b)Awards; Rights as Stockholder. A Participant shall have no rights to dividends or any other rights of a stockholder with respect to the shares of Common Stock, if any, subject to a Stock Appreciation Right until the Participant has given written notice of the exercise thereof and has satisfied the requirements of Section 15 hereof.
(c)Exercise Price. The Exercise Price of Shares purchasable under a Share

Appreciation Rights shall be determined by the Administrator in its sole discretion at the time of grant, but in no event shall the exercise price of a Share Appreciation Rights be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant.

(d)Exercisability.
(1)Share Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.
(2)Share Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 hereof and this Section 8 of the Plan.
(e)Payment Upon Exercise.
(1)Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price per share specified in the Free Standing Right multiplied by the number of Shares in respect of which the Free Standing Right is being exercised.
(2)A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option multiplied by the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.
(3)Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Share Appreciation Right in cash (or in any combination of Shares and cash).
(f)Termination of Employment or Service. Treatment of an Share Appreciation Right upon termination of employment of a Participant shall be provided for by the Administrator in the Award Agreement.
(g)Term.
(1)The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.
(2)The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.
(h)Other Change in Employment or Service Status. Share Appreciation Rights shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment or service status of a Participant, in the discretion of the Administrator.
Section 9. Restricted Shares and Restricted Stock Units.
(a)General. Restricted Shares or Restricted Stock Units may be issued under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, Restricted Shares or Restricted Stock Units shall be made. Each Participant who is granted Restricted Shares or Restricted Stock Units shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, including, among other things, the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares or Restricted Stock Units; the period of time restrictions, performance goals or other conditions that apply to Transferability, delivery or vesting of such Awards (the “Restricted Period”); and all other conditions applicable to the Restricted Shares and Restricted Stock Units. If the restrictions, performance goals or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares or Restricted Stock Units, in accordance with the terms of the grant. The provisions of the Restricted Shares or Restricted Stock Units need not be the same with respect to each Participant.

(b)Awards and Certificates. Except as otherwise provided below in Section 9(c), (i) each Participant who is granted an Award of Restricted Shares may, in the Company’s sole discretion, be issued a share certificate in respect of such Restricted Shares; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to any such Award.

The Company may require that the share certificates, if any, evidencing Restricted Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Shares, the Participant shall have delivered a share transfer form, endorsed in blank, relating to the Shares covered by such Award. Certificates for shares of unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in such Restricted Stock Award.

With respect to Restricted Stock Units to be settled in Shares, at the expiration of the Restricted Period, share certificates in respect of the shares of Common Stock underlying such Restricted Stock Units may, in the Company’s sole discretion, be delivered to the Participant, or his legal representative, in a number equal to the number of shares of Common Stock underlying the Restricted Stock Units Award.

Notwithstanding anything in the Plan to the contrary, any Restricted Shares or Restricted Stock Units to be settled in Shares (at the expiration of the Restricted Period, and whether before or after any vesting conditions have been satisfied) may, in the Company’s sole discretion, be issued in uncertificated form.

Further, notwithstanding anything in the Plan to the contrary, with respect to Restricted Stock Units, at the expiration of the Restricted Period, Shares, or cash, as applicable, shall promptly be issued (either in certificated or uncertificated form) to the Participant, unless otherwise deferred in accordance with procedures established by the Company in accordance with Section 409A of the Code, and such issuance or payment shall in any event be made within such period as is required to avoid the imposition of a tax under Section 409A of the Code.

(c)Restrictions and Conditions. The Restricted Shares or Restricted Stock Units granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Section 409A of the Code where applicable, thereafter:
(1)The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance goals, the Participant’s termination of employment or service with the Company or any Affiliate thereof, or the Participant’s death or Disability. Notwithstanding the foregoing, upon a Change in Control, the outstanding Awards shall be subject to Section 12 hereof.
(2)Except as provided in the applicable Award Agreement, the Participant shall generally have the rights of a stockholder of the Company with respect to Restricted Shares during the Restricted Period; provided, however, that dividends declared during the Restricted Period with respect to an Award, shall only become payable if (and to the extent) the underlying Restricted Shares vest. Except as provided in the applicable Award Agreement, the Participant shall generally not have the rights of a stockholder with respect to Shares subject to Restricted Stock Units during the Restricted Period; provided, however, that, subject to Section 409A of the Code, an amount equal to dividends declared during the Restricted Period with respect to the number of Shares covered by Restricted Stock Units shall, unless otherwise set forth in an Award Agreement, be paid to the Participant at the time (and to the extent) Shares in respect of the related Restricted Stock Units are delivered to the Participant. Certificates for Shares of unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Shares or Restricted Stock Units, except as the Administrator, in its sole discretion, shall otherwise determine.
(3)The rights of Participants granted Restricted Shares or Restricted Stock Units upon termination of employment or service as a director, independent contractor or consultant to the Company or to any Affiliate thereof during the Restricted Period shall be set forth in the Award Agreement.

(d)Form of Settlement. The Administrator reserves the right in its sole discretion to provide (either at or after the grant thereof) that any Restricted Stock Unit represent the right to receive the amount of cash per unit that is determined by the Administrator in connection with the Award.
Section 10. Other Share-Based Awards.

Other Share-Based Awards may be issued under the Plan. Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the individuals to whom and the time or times at which such Other Share-Based Awards shall be granted. Each Participant who is granted an Other Share-Based Award shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, including, among other things, the number of shares of Common Stock to be granted pursuant to such Other Share-Based Awards, or the manner in which such Other Share-Based Awards shall be settled (e.g., in shares of Common Stock, cash or other property), or the conditions to the vesting and/or payment or settlement of such Other Share-Based Awards (which may include, but not be limited to, achievement of performance criteria) and all other terms and conditions of such Other Share-Based Awards. In the event that the Administrator grants a bonus in the form of Shares, the Shares constituting such bonus shall, as determined by the Administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such bonus is payable. Notwithstanding anything set forth in the Plan to the contrary, any dividend or dividend equivalent Award issued hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as apply to the underlying Award.

Section 11. Cash Awards.

The Administrator may grant Awards that are denominated in, or payable to Participants solely in, cash, as deemed by the Administrator to be consistent with the purposes of the Plan, and, such Cash Awards shall be subject to the terms, conditions, restrictions and limitations determined by the Administrator, in its sole discretion, from time to time. Awards granted pursuant to this Section 11 may be granted with value and payment contingent upon the achievement of performance goals.

Section 12. Change in Control.

Unless otherwise determined by the Administrator and evidenced in an Award Agreement, notwithstanding Section 4(e) of the Plan, in the event that (a) a Change in Control occurs, and (b) the Participant’s employment or service is terminated by the Company, its successor or an Affiliate thereof without Cause or by the Participant for Good Reason (if applicable) on or after the effective date of the Change in Control but prior to twelve (12) months following the Change in Control, then:

(a)any unvested or unexercisable portion of any Award carrying a right to exercise shall become fully vested and exercisable; and
(b)the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an Award granted under the Plan shall lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be fully achieved at target performance levels.

If the Administrator determines in its discretion pursuant to Section 3(b)(4) hereof to accelerate the vesting of Options and/or Share Appreciation Rights in connection with a Change in Control, the Administrator shall also have discretion in connection with such action to provide that all Options and/or Share Appreciation Rights outstanding immediately prior to such Change in Control shall expire on the effective date of such Change in Control.

In connection with a Change in Control, the Administrator may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award granted hereunder in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the Shares, cash or other property covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any; provided, however, that if the Exercise Price or purchase price of any outstanding Award is equal to or greater than the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, the Administrator may cancel such Award without the payment of any consideration to the Participant.

Section 13. Amendment and Termination.

The Board may amend, alter or terminate the Plan at any time, but no amendment, alteration or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent. The Board shall obtain approval of the Company’s stockholders for any amendment that would require such approval in order to satisfy the requirements of any rules of the stock exchange on which the Common Stock is traded or other Applicable Law. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 5 of the Plan and the immediately preceding sentence, no such amendment shall materially impair the rights of any Participant without his or her consent.

Section 14. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 15. Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of an amount up to the maximum statutory tax rates in the Participant’s applicable jurisdiction with respect to the Award, as determined by the Company. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by Applicable Laws, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any applicable withholding tax requirements related thereto. Whenever Shares or property other than cash are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related taxes to be withheld and applied to the tax obligations; provided, that, with the approval of the Administrator, a Participant may satisfy the foregoing requirement by either (i) electing to have the Company withhold from delivery of Shares or other property, as applicable, or (ii) delivering already owned unrestricted shares of Common Stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. Such already owned and unrestricted shares of Common Stock shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined and any fractional share amounts resulting therefrom shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by Applicable Laws, to satisfy its withholding obligation with respect to any Award.

Section 16. Transfer of Awards.

Until such time as the Awards are fully vested and/or exercisable in accordance with the Plan or an Award Agreement, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio and shall not create any obligation or liability of the Company, and any Person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of such Shares or other property underlying such Award. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option or a Share Appreciation Right may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal Disability, by the Participant’s guardian or legal representative.

Section 17. Continued Employment or Service.

Neither the adoption of the Plan nor the grant of an Award shall confer upon any Eligible Recipient any right to continued employment or service with the Company or any Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.

Section 18. Effective Date.

The Plan was originally adopted by the Board on April 21, 2018 and became effective on June 5, 2018, the date it was approved by the Company’s stockholders (the “Effective Date”). The amended version of the Plan was adopted by the Board on April [_],2021 and shall become effective on the date that it is approved by the Company’s stockholders (the “Amendment Date”). The Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Amendment Date.

Section 19. Electronic Signature.

Participant’s electronic signature of an Award Agreement shall have the same validity and effect as a signature affixed by hand.

Section 20. Term of Plan.

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the Amendment Date, but Awards theretofore granted may extend beyond that date.

Section 21. Securities Matters and Regulations.
(a)Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Shares with respect to any Award granted under the Plan shall be subject to all Applicable Laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Administrator, in its sole discretion, deems necessary or advisable.
(b)Each Award is subject to the requirement that, if at any time the Administrator determines that the listing, registration or qualification of Shares is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Shares, no such Award shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.
(c)In the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a Participant receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to the Company in writing that the Common Stock acquired by such Participant is acquired for investment only and not with a view to distribution.
Section 22. Section 409A of the Code.

The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

Section 23. Notification of Election Under Section 83(b) of the Code.

If any Participant shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within ten (10) days after filing notice of the election with the Internal Revenue Service.

Section 24. No Fractional Shares.

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 25. Beneficiary.

A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

Section 26. Paperless Administration.

In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

Section 27. Severability.

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

Section 28. Clawback.
(a)If the Company is required to prepare a financial restatement due to the material non-compliance of the Company with any financial reporting requirement, then the Committee may require any Section 16 Officer to repay or forfeit to the Company, and each Section 16 Officer agrees to so repay or forfeit, that part of the Incentive Compensation received by that Section 16 Officer during the three-year period preceding the publication of the restated financial statement that the Committee determines was in excess of the amount that such Section 16 Officer would have received had such Incentive Compensation been calculated based on the financial results reported in the restated financial statement. The Committee may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid Incentive Compensation and how much Incentive Compensation to recoup from each Section 16 Officer (which need not be the same amount or proportion for each Section 16 Officer), including any determination by the Committee that a Section 16 Officer engaged in fraud, willful misconduct or committed grossly negligent acts or omissions which materially contributed to the events that led to the financial restatement. The amount and form of the Incentive Compensation to be recouped shall be determined by the Committee in its sole and absolute discretion, and recoupment of Incentive Compensation may be made, in the Committee’s sole and absolute discretion, through the cancellation of vested or unvested Awards, cash repayment or both.
(b)Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any Applicable Laws, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such Applicable Law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).
Section 29. Governing Law.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.

Section 30. Indemnification.

To the extent allowable pursuant to applicable law, each member of the Board and the Administrator and any officer or other employee to whom authority to administer any component of the Plan is delegated shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 31. Titles and Headings, References to Sections of the Code or Exchange Act.

The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to Sections of the Code or the Exchange Act shall include any amendment or successor thereto.

Section 32. Successors.

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

Section 33. Relationship to other Benefits.

No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

Section 34. Discretion to Accelerate.

The Administrator shall have the discretion to accelerate the vesting of any Award in circumstances it determines to be appropriate (whether in connection with a transaction, termination of employment or for any other reason).

EL POLLO LOCO HOLDINGS, INC. 3535 HARBOR BLVD., SUITE 100 COSTA MESA, CA 92626

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/LOCO2021

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EL POLLO LOCO HOLDINGS, INC.			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL the following:			All	All	Except
			☐	☐	☐
1.	Election of Directors
Nominees:
	01)	Bernard Acoca
	02)	Carol “Lili” Lynton
	03)	Michael G. Maselli
The Board of Directors recommends you vote FOR Proposal 2 and Proposal 3:							For	Against	Abstain
2.	Ratification of the Appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm for 2021.						☐	☐	☐

3.	Approval, on an Advisory (Non-Binding) Basis, of the Compensation of our Named Executive Officers.						☐	☐	☐

4.	Approval of our Equity Incentive Plan, as amended						☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

EL POLLO LOCO HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS JUNE 8, 2021 1:00 PM PT

The stockholder(s) hereby appoint(s) Laurance Roberts and Anne E. Jollay, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of EL POLLO LOCO HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM PT, on June 8, 2021, at www.virtualshareholdermeeting.com/LOCO2021, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR ALL" OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE FOR ELECTION TO THE BOARD OF DIRECTORS, "FOR" PROPOSAL 2, PROPOSAL 3 AND PROPOSAL 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side